                                                                    Exhibit 99.1

                         FINANCIAL STATEMENTS



INDEX TO FINANCIAL REVIEW


Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                        13

Statement of Management's Responsibility for Financial Statements            23

Report of Independent Accountants                                            23

Consolidated Statements of Financial Position                                24

Consolidated Statements of Operations                                        25

Consolidated Statements of Stockholders' Equity                              26

Consolidated Statements of Cash Flows                                        27

Notes to Consolidated Financial Statements                                   28

Unaudited Quarterly Financial Data                                           39

Selected Consolidated Financial Data                                         40

Directors and Officers/Corporate Information                                 41
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Cognizant is a leading provider of custom IT design, development, integration and maintenance services primarily for Fortune 1000 companies located in the United States and Europe. Cognizant's core competencies include web-centric applications, data warehousing, component-based development and legacy and client-server systems. Cognizant provides the IT services it offers using an integrated onsite/offshore business model. This seamless onsite/offshore business model combines technical and account management teams located onsite at the customer location and offshore at dedicated development centers located in India and Ireland. Cognizant began its IT development and maintenance services business in early 1994, as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. In 1996, Cognizant, along with certain other entities, was spun-off from the Dun & Bradstreet Corporation to form a new company, Cognizant Corporation. On June 24, 1998, Cognizant completed its initial public offering. On June 30, 1998, a majority interest in Cognizant, and certain other entities were spun-off from Cognizant Corporation to form IMS Health Incorporated ("IMS Health"). Subsequently, Cognizant Corporation was renamed Nielsen Media Research, Incorporated. At December 31, 2002, IMS Health owned 55.3% of the outstanding stock of Cognizant (representing all of Cognizant's Class B common stock) and held 92.5% of the combined voting power of Cognizant's common stock. Holders of Cognizant's Class A common stock have one vote per share and holders of Cognizant's Class B common stock have ten votes per share.

On June 30, 2002, the Company acquired the assets of UHCI, a subsidiary of UnitedHealth Group. UHCI previously provided, and will continue to provide through CTS Ireland, application development and maintenance services, using the existing staff of approximately 70 software professionals. This acquisition is designed to enable the Company to provide a wide range of services to the Company's clients in Europe and worldwide and represents the initial implementation of the Company's previously announced international expansion strategy.

Additionally, on October 29, 2002, the Company completed the transfer of Silverline Technologies, Inc.'s practice, which serviced a major financial services company to the Company. Under the terms of the transfer, the Company will provide application design, development and maintenance services to such major financial services company through an acquired workforce of approximately three hundred IT and support professionals located primarily in the United States and India.

On February 13, 2003, IMS Health distributed all of the Cognizant Class B common stock that IMS Health owned (a total of 33,872,700 shares) in an exchange offer to its stockholders. IMS Health distributed 0.927 shares of Cognizant Class B common stock to its stockholders for every one share of IMS Health's common stock tendered. There was no impact on the number of Cognizant's total shares of common stock outstanding as a result of the completion of the exchange offer. As a direct result of the IMS Health exchange offer Cognizant has incurred charges in the fourth quarter of 2002 of $1.7 million and expects total charges aggregating approximately $3.5 million. Such charges primarily relate to direct and incremental legal, accounting, printing and other costs. In addition, total estimated charges include approximately $0.5 million of costs related to the retention and acceleration of Cognizant stock options by two former Directors of Cognizant who resigned on February 13, 2003 as a result of the split-off. As of February 21, 2003, pursuant to the Company's Restated Certificate of Incorporation, all of the shares of Class B common stock converted into shares of Class A common stock. Accordingly, as of such date, there are no shares of Class B common stock outstanding.

The conversion of Class B common stock to Class A common stock has not been reflected in the accompanying financial statements and all applicable references to the number of outstanding Class A and Class B common stock, as well as IMS Health's ownership interest have not been restated to reflect the conversion of Class B common stock to Class A common stock. Stockholders' equity accounts will subsequently be restated to reflect the exchange offer.

On March 5, 2003, the Board of Directors declared a 3-for-1 stock split effected by a 200% stock dividend payable on April 1, 2003 to stockholders of record on March 19, 2003. The stock split has been reflected in the accompanying financial statements, and all applicable references as to the number of outstanding common shares and per share information have been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to stock options. Stockholders' equity accounts have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued common shares from the additional paid in capital account to the common stock accounts.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND RISKS

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to the Consolidated Financial Statements include a summary of the significant accounting policies and methods used in the preparation of the Company's Consolidated Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by the Company.

In addition, Financial Reporting Release No. 61 requires all companies to includes a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments.

The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reported period.

                                                                              13

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On an on-going basis, the Company evaluates its estimates. The most significant estimates relate to the allowance for doubtful accounts, reserve for warranties, reserves for employee benefits, income taxes, depreciation of fixed assets and long-lived assets, contingencies and litigation and the recognition of revenue and profits based on the percentage of completion method of accounting for certain fixed-bid contracts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual amounts will differ from the estimates used in the preparation of the accompanying financial statements.

Most of the Company's IT development centers, including a substantial majority of its employees are located in India. As a result, the Company may be subject to certain risks associated with international operations, including risks associated with foreign currency exchange rate fluctuations and risks associated with the application and imposition of protective legislation and regulations relating to import and export or otherwise resulting from foreign policy or the variability of foreign economic conditions. To date, the Company has not engaged in any hedging transactions to mitigate its risks relating to exchange rate fluctuations. Additional risks associated with international operations include difficulties in enforcing intellectual property rights, the burdens of complying with a wide variety of foreign laws, potentially adverse tax consequences, tariffs, quotas and other barriers.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

REVENUE RECOGNITION. The Company's services are entered into on either a time-and-materials or fixed-price basis. Revenues related to time-and-material contracts are recognized as the service is performed. Revenues related to fixed-price contracts that provide for application development services or that provide for a combination of application development and application management services are recognized as the service is performed using the percentage-of-completion method of accounting, under which the sales value of performance is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Revenues related to fixed-priced contracts that provide solely for application management services are recognized on a straight-line basis or as services are rendered or transactions processed in accordance with contract terms. Expenses are recorded as incurred over the contract period.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus in EITF 00-21 "Revenue Arrangements with Multiple Deliverables". The consensus, which is effective for contracts entered into in fiscal periods beginning after June 15, 2003, requires that a Company evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting. That evaluation must be performed at the inception of the arrangement and as each item in the arrangement is delivered. Arrangement consideration should be then allocated among the separate units of accounting based on their relative fair values. EITF 00-21 indicates that the best evidence of fair value is the price of a deliverable when it is regularly sold on a stand-alone basis. Fair value evidence often consists of entity-specific or vendor-specific objective evidence of fair value.

The Company enters into contracts that could be considered arrangements with multiple deliverables. These contracts are primarily long-term fixedbid contracts that provide both application maintenance and application development services. As indicated above and in Note 2 to the Consolidated Financial Statements, the Company accounts for such contracts using percentage of completion accounting. The Company is currently evaluating the prospective impact of EITF 00-21 on the Company's results of operations related to contracts entered into after June 15, 2003.

Fixed-price contracts are cancelable subject to a specified notice period. All services provided by the Company through the date of cancellation are due and payable under the contract terms. The Company issues invoices related to fixed price contracts based upon achievement of milestones during a project or other contractual terms. Differences between the timing of billings, based upon contract milestones or other contractual terms, and the recognition of revenue, based upon the percentage-of-completion method of accounting, are recognized as either unbilled or deferred revenue. Estimates are subject to adjustment as a project progresses to reflect changes in expected completion costs. The cumulative impact of any revision in estimates is reflected in the financial reporting period in which the change in estimate becomes known and any anticipated losses on contracts are recognized immediately. A reserve for warranty provisions under such contracts, which generally exist for ninety days past contract completion, is estimated and accrued during the contract period.

Revenues related to services performed without a signed agreement or work order are not recognized until there is evidence of an arrangement, such as when agreements or work orders are signed or payment is received; however the cost related to the performance of such work is recognized in the period the services are rendered. Such revenue is recognized when, and if, evidence of an arrangement is obtained,

FOREIGN CURRENCY TRANSLATION. The assets and liabilities of the Company's Canadian and European subsidiaries are translated into U.S. dollars from local currencies at current exchange rates and revenues and expenses are translated from local currencies at average monthly exchange rates. The resulting translation adjustments are recorded in a separate component of stockholders' equity. For the Company's Indian subsidiary ("CTS India"), the functional currency is the U.S. dollar, since its sales are made primarily in the United States, the sales price is predominantly in U.S. dollars and there is a high volume of intercompany transactions denominated in U.S. dollars between CTS India and its U.S. affiliates. Non-monetary assets and liabilities are translated at historical exchange rates, while monetary assets and liabilities are translated at current exchange rates. The resulting gain (loss) is included in other income.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its

14

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

customers to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit-worthiness of each customer based upon market capitalization and other information, including the aging of the receivables. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

INCOME TAXES. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While the Company has considered future taxable income and on-going prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income or equity (if the deferred tax asset is related to tax benefits from stock option benefits that have not been realized) in the period such determination was made.

Cognizant's Indian subsidiary, CTS India, is an export-oriented company, which, under the Indian Income Tax Act of 1961 is entitled to claim tax holidays for a period of ten years with respect to its export profits. Substantially all of the earnings of CTS India are attributable to export profits and are therefore currently entitled to a 90% exemption from Indian income tax. These tax holidays will begin to expire in 2004 and under current law will be completely phased out by March of 2009. Prior to 2002, it was management's intent to repatriate all accumulated earnings from India to the United States; accordingly, Cognizant has provided deferred income taxes in the amount of approximately $24.9 million on all such undistributed earnings through December 31, 2001. During the first quarter of 2002, Cognizant made a strategic decision to pursue an international strategy that includes expanded infrastructure investments in India and geographic expansion in Europe and Asia. As a component of this strategy, Cognizant intends to use 2002 and future Indian earnings to expand operations outside of the United States instead of repatriating these earnings to the United States. Accordingly, effective January 1, 2002, pursuant to Accounting Principles Bulletin 23, Cognizant will no longer accrue taxes on the repatriation of earnings recognized in 2002 and subsequent periods as these earnings are considered to be indefinitely reinvested outside of the United States. As of December 31, 2002, the amount of unrepatriated earnings upon which no provision for taxation has been recorded is approximately $30.1 million. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, Cognizant will accrue the applicable amount of taxes associated with such earnings. Due to the various methods by which such earnings could be repatriated in the future, it is not currently practicable to deter-mine the amount of applicable taxes that would result from such repatriation.

This change in intent, as well as a change in the manner in which repatriated earnings are taxed in India, resulted in an estimated effective tax rate for the year ended December 31, 2002 of 23.4%. This rate compares to an effective tax rate for the year ended December 31, 2001 of 37.4%.

Effective April 1, 2002, the government of India passed various tax law changes which affected the way in which the Company's earnings are taxed in India. The tax exemption for export earnings was reduced from 100% to 90%, a surtax was imposed increasing the effective rate from 35.7% to 36.75% for income that is subject to tax, and the corporate level tax on the payment of dividends was replaced with a withholding tax on dividends.

Cognizant's cash requirements could change over time, which could effectively force it to change its intent on repatriating Indian earnings. If Cognizant's earnings are intended to be repatriated in the future, or are no longer reinvested outside the United States, Cognizant will have to accrue the applicable amount of taxes associated with such earnings and pay taxes at a substantially higher rate than the effective rate in 2002. These increased taxes could have a material adverse effect on Cognizant's business, results of operations and financial condition, as well as cash flows to fund such taxes. In addition, Cognizant may need to accelerate the payment of significant deferred taxes, which would have a significant impact on its cash position.

GOODWILL AND OTHER INTANGIBLES. Prior to 2002, goodwill, which related to the acquisition of the former minority interest in the Company's Indian subsidiary, was amortized using the straight-line basis over a period of seven years. Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("FAS 142"), the Company is no longer amortizing its remaining goodwill balance; however, at each balance date, the Company does evaluate goodwill and other intangible assets for impairment at least annually, or as circumstances warrant. If such assets were determined to be impaired, it could have a material adverse effect on Cognizant's business, results of operations and financial condition.

LONG-LIVED ASSETS. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted in 2002, the Company reviews for impairment long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the Company will recognize an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated certain financial data expressed as a percentage of total revenue:

                                                         Year ended December 31,
                                                   ------------------------------------
                                                    2000           2001           2002
---------------------------------------------------------------------------------------
Total revenues                                     100.0%         100.0%         100.0%
Cost of revenues                                    51.4           51.1           53.6
                                                   ------------------------------------
Gross profit                                        48.6           48.9           46.4
Selling, general and
  administrative expenses                           26.2           25.3           23.3
Depreciation and amortization expense                3.3            3.6            3.4
                                                   ------------------------------------
Income from operations                              19.1           20.0           19.7
Other income (expense):
  Interest income                                    1.9            1.4            0.8
  Split-off costs                                      -              -           (0.7)
  Impairment loss on Investment                        -           (1.1)             -
  Other income / (expense)                          (0.4)          (0.4)          (0.1)
                                                   ------------------------------------
Total other income / (expense)                       1.5           (0.1)             -
                                                   ------------------------------------
Income before provision for income taxes            20.6           19.9           19.7
Provision for income taxes                          (7.7)          (7.4)          (4.6)
                                                   ------------------------------------
Net income                                          12.9%          12.5%          15.1%
---------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

REVENUE. Revenue increased by 28.9%, or approximately $51.3 million, from approximately $177.8 million during 2001 to approximately $229.1 million in 2002. This increase resulted primarily from an increase in application management and application development and integration services. The Company provides services through time and materials ("T&M") and fixed-bid contracts. Over the course of the last three years revenues recognized under fixed-bid contracts have increased as a percent of total revenues from 15.1% in 2000 to 23.9% in 2001 and 24.6% in 2002. This increase is attributable primarily to increased demand for such services due to the customer's ability to specifically quantify project costs prior to entering into contracts.

Sales to related parties on a year-over-year basis were 10.6% in 2001 compared to 8.9% in 2002. For statement of operations purposes, revenues from related parties only include revenues recognized during the period in which the related party was affiliated with the Company. During 2001 and 2002, no third party accounted for greater than 10% of revenues.

GROSS PROFIT. The Company's cost of revenues consists primarily of the cost of salaries, payroll taxes, benefits, immigration and travel for technical personnel, and the cost of sales commissions related to revenues. The Company's cost of revenues increased by 35.1%, or approximately $31.9 million, from approximately $90.8 million during 2001 to approximately $122.7 million in 2002. The increase was due primarily to the increased cost resulting from the increase in the number of the Company's technical professionals from approximately 3,470 employees at December 31, 2001 to over 6,100 employees at December 31, 2002. The increased number of technical professionals is a direct result of greater demand for the Company's services and on employees acquired through acquisitions. (See
Note 4 to the Consolidated Financial Statements.) The Company's gross profit increased by 22.4%, or approximately $19.5 million, from approximately $86.9 million during 2001 to approximately $106.4 million during 2002. Gross profit margin decreased from 48.9% of revenues during 2001 to 46.4% of revenues in 2002. The decrease in such gross profit margin was primarily attributable to higher incentive compensation costs in 2002 as compared to 2001, due to the significantly increased performance of the Company.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of salaries, employee benefits, travel, promotion, communications, management, finance, administrative and occupancy costs. Selling, general and administrative expenses, including depreciation and amortization, increased by 19.2%, or approximately $9.9 million, from approximately $51.3 million during 2001 to approximately $61.2 million during 2002, and decreased as a percentage of revenue from approximately 28.9% to 26.7%, respectively. The increase in such expenses in absolute dollars was due primarily to expenses incurred to expand the Company's sales and marketing activities and increased infrastructure expenses to support the Company's growth. The decrease in such expenses as a percentage of revenue was due primarily to the increased revenues that have resulted from the Company's expanded sales and marketing activities in the current and prior years.

INCOME FROM OPERATIONS. Income from operations increased 26.9%, or approximately $9.6 million, from approximately $35.6 million during 2001 to approximately $45.2 million during 2002, representing approximately 20.0% and 19.7% of revenues, respectively. The decrease in operating margin was due primarily to higher incentive compensation costs in 2002 as compared to 2001.

OTHER INCOME/EXPENSE. Other income/expense consists primarily of interest income offset, by foreign currency exchange losses and, in 2001, an impairment loss on an investment, and in 2002, split-off costs related to the exchange offer in which IMS Health has offered to its stockholders to exchange its holdings of the Company's Class B common stock for shares of IMS Health. Interest income decreased by approximately 27.7%, from approximately $2.5 million during 2001 to approximately $1.8 million during 2002. The decrease in such interest income was attributable primarily to lower interest rates, offset, in part, by higher operating cash balances. The Company recognized a net foreign currency exchange loss of approximately $767,000 during 2001 compared to an exchange loss of approximately $235,000 during 2002, as a result of the effect of changing exchange rates on the Company's transactions. The Company recognized an impairment loss on its investment in Questra Corporation ("Questra") of approximately $2.0 million during the fourth quarter of 2001 in recognition of an other than temporary decline in value. The impairment loss was based upon an implied valuation of Questra as a result of a recent new round of venture capital funding in which the Company's equity interest in Questra was substantially diluted and investors, other than the Company, received preferential liquidation rights. The impairment loss, net of tax

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

benefit, was approximately $1.2 million, or $0.02 per diluted share. (See Note 4 to the Consolidated Financial Statements). The Company recognized split-off costs of approximately $1.7 million, or $0.03 per diluted share, in the fourth quarter of 2002 related to the exchange offer and expects total charges aggregating approximately $3.5 million in relation to one-time costs associated with the exchange offer. Such charges primarily relate to direct and incremental legal, accounting, printing and other costs. In addition, total estimated charges include approximately $0.5 million of costs related to the retention and acceleration of Cognizant stock options by two former Directors of Cognizant who resigned on February 13, 2003 as a result of the split-off. (See
Note 13 to the Consolidated Financial Statements.)

PROVISION FOR INCOME TAXES. The provision for income taxes decreased from approximately $13.2 million in 2001 to approximately $10.5 million in 2002, with an effective tax rate of 37.4% in 2001 and 23.4% in 2002. The lower effective tax rate reflects Cognizant's change in its intention regarding the repatriation of 2002 and future earnings from its subsidiary in India, as well as a change in the manner in which repatriated earnings are taxed in India. (See
Note 6 to the Consolidated Financial Statements.)

NET INCOME. Net income increased from approximately $22.2 million in 2001 to approximately $34.6 million in 2002, representing approximately 12.5% and 15.1% as a percentage of revenues, respectively. The higher percentage in 2002 primarily reflects the decrease in the effective tax rate discussed above.

RESULTS BY BUSINESS SEGMENT

The Company, operating globally, provides software services for medium and large businesses. North American operations consist primarily of software services in the United States and Canada. European operations consist of software services principally in the United Kingdom. Asian operations consist of software services principally in India. The Company is managed on a geographic basis. Accordingly, regional sales managers, sales managers, account managers, project teams and facilities are segmented geographically and decisions by the Company's chief operating decision maker regarding the allocation of assets and assessment of performance are based on such geographic segmentation. In this regard, revenues are allocated to each geographic area based on the location of the customer.

NORTH AMERICAN SEGMENT

REVENUE. Revenue increased by 31.4%, or approximately $47.7 million, from approximately $151.9 million during 2001 to approximately $199.6 million in 2002. The increase in revenue was attributable primarily to increased market awareness and acceptance of the onsite/offshore software delivery model, as well as sales and marketing activities directed at the U.S. market for the Company's services.

INCOME FROM OPERATIONS. Income from operations increased 29.4%, or approximately $8.9 million, from approximately $30.4 million during 2001 to approximately $39.4 million during 2002. The increase in operating income was attributable primarily to increased revenues and achieving leverage on prior sales and marketing investments.

EUROPEAN SEGMENT

REVENUE. Revenue increased by 15.1%, or approximately $3.7 million, from approximately $24.2 million during 2001 to approximately $27.9 million in 2002. The increase in revenue was attributable to the Company's sales and marketing activities in the United Kingdom, partially offset by weak demand for the Company's services elsewhere in Europe.

INCOME FROM OPERATIONS. Income from operations increased 13.2%, or approximately $0.6 million, from approximately $4.9 million during 2001 to approximately $5.5 million during 2002. The increase in operating income was attributable primarily to increased revenues and achieving leverage on prior sales and marketing investments.

ASIAN SEGMENT

REVENUE. Revenue was essentially constant from 2001 to 2002 at approximately $1.6 million in each year.

INCOME FROM OPERATIONS. Income from operations was essentially constant from 2001 to 2002 at approximately $0.3 million in each year.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

REVENUE. Revenue increased by 29.7%, or approximately $40.7 million, from approximately $137.0 million during 2000 to approximately $177.8 million in 2001. This increase resulted primarily from approximately a $27.7 million (42.9%) increase in application management and approximately a $13.5 million (18.8%) increase in application development and integration, partially offset by an approximately $0.5 million (100.0%) decrease in Year 2000 compliance services. The Company provides services through T&M and fixed-bid contracts. Over the course of the last three years fixed-bid contracts have increased as a percent of revenues from 15.0% in 1999 to 15.1% in 2000 to 23.9% in 2001.

Sales to related parties on a year-over-year basis were relatively stable at 10.6% in 2001 compared to 10.4% in 2000. For statement of operations purposes, revenues from related parties only include revenues recognized during the period in which the related party was affiliated with the Company. During 2001 and 2000, no third party accounted for greater than 10% of revenues.

GROSS PROFIT. The Company's cost of revenues consists primarily of the cost of salaries, payroll taxes, benefits, immigration and travel for technical personnel, and the cost of sales commissions related to revenues. The Company's cost of revenues increased by 29.0%, or approximately $20.4 million, from approximately $70.4 million during 2000 to approximately $90.8 million in 2001. The increase was due primarily to the increased cost resulting from the increase in the number of the Company's technical professionals from approximately
2,800 employees at December 31, 2000 to approximately 3,470 employees at December 31, 2001. The increased number of technical professionals is a direct result of greater demand for the Company's services. The Company's gross profit increased by 30.5%, or approximately $20.3 million, from approximately $66.6 million during 2000 to approximately $86.9 during 2001. Gross profit margin increased

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

from 48.6% of revenues during 2000 to 48.9% of revenues in 2001. The increase in such gross profit margin was primarily attributable to a continued shift toward higher margin fixed-bid contracts and a lower incentive compensation accrual in 2001 as compared to 2000.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of salaries, employee benefits, travel, promotion, communications, management, finance, administrative and occupancy costs. Selling, general and administrative expenses, including depreciation and amortization, increased by 26.8%, or approximately $10.8 million, from approximately $40.5 million during 2000 to approximately $51.3 million during 2001, and decreased as a percentage of revenue from approximately 29.5% to 28.9%, respectively. The increase in such expenses in absolute dollars was due primarily to expenses incurred to expand the Company's sales and marketing activities and increased infrastructure expenses to support the Company's growth. The decrease in such expenses as a percentage of revenue was primarily due to the increased revenues that have resulted from the Company's expanded sales and marketing activities in the current and prior years.

INCOME FROM OPERATIONS. Income from operations increased 36.3%, or approximately $9.5 million, from approximately $26.1 million during 2000 to approximately $35.6 million during 2001, representing approximately 19.1% and 20.0% of revenues, respectively. The increase in operating margin was primarily due to a continued shift toward higher margin fixed-bid contracts and a lower incentive compensation accrual in 2001 as compared to 2000.

OTHER INCOME/EXPENSE. Other income/expense consists primarily of interest income offset, by foreign currency exchange losses and, in 2001, an impairment loss on an investment. Interest income decreased by approximately 5.6%, from approximately $2.6 million during 2000 to approximately $2.5 million during 2001. The decrease in such interest income was attributable primarily to lower interest rates, offset, in part, by higher operating cash balances. The Company recognized a net foreign currency exchange loss of approximately $767,000 during 2001, as a result of the effect of changing exchange rates on the Company's transactions. The Company recognized an impairment loss on its investment in Questra of approximately $2.0 million during the fourth quarter of 2001 in recognition of an other than temporary decline in value. The impairment loss was based upon an implied valuation of Questra as a result of a recent new round of venture capital funding in which the Company's equity interest in Questra was substantially diluted and investors, other than the Company, received preferential liquidation rights. The impairment loss, net of tax benefit, was approximately $1.2 million or $0.02 per diluted share. (See Note 4 to the Consolidated Financial Statements.)

PROVISION FOR INCOME TAXES. Historically, through the date of the IPO, the Company had been included in the consolidated federal income tax returns of The Dun & Bradstreet Corporation and Cognizant Corporation. The Company's provision for income taxes in the consolidated statements of income reflects the federal and state income taxes calculated on the Company's stand-alone basis. The provision for income taxes increased from approximately $10.6 million in 2000 to approximately $13.2 million in 2001, with an effective tax rate of 37.4% in both years. The provision for income taxes reflects the Company's intent to repatriate earnings from its Indian subsidiary.

NET INCOME. Net income increased from approximately $17.7 million in 2000 to approximately $22.2 million in 2001, representing approximately 12.9% and 12.5% as a percentage of revenues, respectively. The lower percentage in 2001 reflects the one-time write-off of the Company's investment in Questra, discussed previously.

RESULTS BY BUSINESS SEGMENT

NORTH AMERICAN SEGMENT

REVENUE. Revenue increased by 32.2%, or approximately $37.0 million, from approximately $114.9 million during 2000 to approximately $151.9 million in 2001. The increase in revenue was attributable primarily to increased market awareness and acceptance of the onsite/offshore software delivery model, as well as sales and marketing activities directed at the U.S. market for the Company's services.

INCOME FROM OPERATIONS. Income from operations increased 38.9%, or approximately $8.5 million, from approximately $21.9 million during 2000 to approximately $30.4 million during 2001. The increase in operating income was attributable primarily to increased revenues and achieving leverage on prior sales and marketing investments.

EUROPEAN SEGMENT

REVENUE. Revenue increased by 15.6%, or approximately $3.3 million, from approximately $21.0 million during 2000 to approximately $24.2 million in 2001. The increase in revenue was attributable to the Company's sales and marketing activities in the United Kingdom, partially offset by weak demand for the Company's services elsewhere in Europe.

INCOME FROM OPERATIONS. Income from operations increased 21.7%, or approximately $0.9 million, from approximately $4.0 million during 2000 to approximately $4.9 million during 2001. The increase in operating income was attributable primarily to increased revenues and achieving leverage on prior sales and marketing investments.

ASIAN SEGMENT

REVENUE. Revenue increased by 42.5%, or approximately $0.5 million, from approximately $1.1 million during 2000 to approximately $1.6 million in 2001. The increase in revenue was attributable primarily to the Company's success in India providing software services to domestic Indian companies as well as to Indian divisions of the Company's multi-national clients.

INCOME FROM OPERATIONS. Income from operations increased 50.5%, or approximately $0.1 million, from approximately $0.2 million during 2000 to approximately $0.3 million during 2001. The increase in operating income was attributable primarily to increased revenues.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2002, the Company had cash and cash equivalents of approximately $126 million. The Company has used and plans to use such cash for (i) expansion of existing operations, including its offshore software development centers;
(ii) continued development of new service lines and possible acquisitions of related businesses, and formation of joint ventures; and (iii) general corporate purposes, including working capital.

Net cash provided by operating activities was approximately $56.7 million, $32.1 million and $30.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in 2002 as compared to the prior year resulted primarily from increased net income, increased accrued employee incentive payments, which resulted in higher levels of year-end accrued liabilities, increased tax benefits related to stock plans, offset, in part, by a greater increase in accounts receivable then the prior year. The increase in 2001 as compared to 2000 results primarily from increased levels of accrued liabilities and accounts payable, increased net income and an increase in deferred taxes, partially offset, by increases in accounts receivable and other current assets.

Trade accounts receivable increased from approximately $20.5 million at December 31, 2000 to approximately $22.5 million at December 31, 2001 and to approximately $36.7 million at December 31, 2002. Unbilled accounts receivable increased from approximately $1.9 million at December 31, 2000 and to approximately $5.4 million at December 31, 2001 and decreased to approximately $4.3 million at December 31, 2002. The increase in trade accounts receivable during 2002 was due primarily to increased revenue. The decrease in unbilled accounts receivable in 2002 compared to the prior year was primarily related to timing of fixed- bid contractual billings. The Company monitors turnover, aging and the collection of accounts receivable through the use of management reports which are prepared on a customer basis and evaluated by the Company's finance staff. At December 31, 2002, the Company's day's sales outstanding, including unbilled receivables, was approximately 56 days as compared to 59 days and 50 days at December 31, 2001 and 2000, respectively.

The Company's investing activities used net cash of approximately $35.5 million, $14.9 million and $12.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in 2002 compared to 2001 primarily reflects the Company's increased purchases of property and equipment to expand the Company's offshore development infrastructure and the acquisitions of intangible assets related to UHCI and Silverline Technologies, Inc. (See Note 4 to the Consolidated Financial Statements.) The increase in 2001 of net cash used in investing activities as compared to 2000 primarily reflects an increase in purchases of property and equipment.

In June 2000, the Company announced a strategic relationship with Trident Capital, a leading venture capital firm, to jointly invest in emerging e-business service and technology companies. In accordance with this strategy, the Company invested approximately $2 million in Questra, an e-business software and consulting firm headquartered in Rochester, New York, in return for an initial 5.8% equity interest. Trident Capital also independently made a direct investment in Questra. Based upon an implied valuation of Questra as a result of a recent new round of venture capital funding in which the Company's equity interest in Questra was substantially diluted and investors, other than the Company, received preferential liquidation rights, the Company recorded an impairment loss for the full $2.0 million original investment in recognition of an other than temporary impairment. The Company's investment is being accounted for under the cost basis of accounting. (See Note 4 to the Consolidated Financial Statements.)

The Company's financing activities provided net cash of approximately $20 million, $6 million, and $1.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in each year was primarily related to a higher level of cash proceeds from the exercise of stock options and employee purchases of stock.

The Company believes that its available funds and the cash flows expected to be generated from operations, will be adequate to satisfy its current and planned operations and needs for at least the next 12 months. The Company's ability to expand and grow its business in accordance with current plans, to make acquisitions and form joint ventures and to meet its long-term capital requirements beyond this 12-month period will depend on many factors, including the rate, if any, at which its cash flow increases, its ability and willingness to accomplish acquisitions and joint ventures with capital stock, its continued intent not to repatriate earnings from India, its ability not to breach the Distribution Agreement, dated January 7, 2003, between the Company and IMS Health (the "Distribution Agreement"), especially as it relates to tax indemnities and the availability to the Company of public and private debt and equity financing. The Company cannot be certain that additional financing, if required, will be available on terms favorable to it, if at all.

At December 31, 2002 and 2001, the Company had cash and cash equivalents of approximately $126 million and $85 million, respectively. As of December 31, 2002 and 2001 the Company had no significant third party debt. The Company had working capital of approximately $134.3 and $95.6 million at December 31, 2002 and 2001, respectively. Accordingly, the Company does not anticipate any near-term liquidity issues.

The Company does not engage in hedging activities nor has it entered into off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of or requirements for capital resources.

COMMITMENTS AND CONTINGENCIES

As of December 31, 2002, the Company has entered into fixed capital commitments related to its India development center expansion program of approximately $28.8 million, of which approximately $19.2 million has been spent. The multi-phase program will encompass the construction of three fully owned development centers containing approximately 620,000 square feet of space in Pune, Chennai and Calcutta. Total costs related to this program are expected to be approximately $35.6 million, which the Company expects to fund internally.

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company leases office space and equipment under operating leases, which expire at various dates through the year 2011. Certain leases contain renewal provisions and generally require the Company to pay utilities, insurance, taxes, and other operating expenses. Future minimum rental payments under operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2002 are as follows:

2003                                        $ 5,799
2004                                          3,829
2005                                          2,229
2006                                          1,755
2007                                          1,252
Thereafter                                    2,090
---------------------------------------------------
Total minimum lease payments                $16,954
===================================================

Cognizant is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such claims and legal actions, if decided adversely, is not expected to have a material adverse effect on Cognizant's quarterly or annual operating results, cash flows, or consolidated financial position. Additionally, many of Cognizant's engagements involve projects that are critical to the operations of its customers' business and provide benefits that are difficult to quantify. Any failure in a customer's computer system could result in a claim for substantial damages against Cognizant, regardless of Cognizant's responsibility for such failure. Although Cognizant attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes, or omissions in rendering its application design, development and maintenance services, there can be no assurance that the limitations of liability set forth in its contracts will be enforceable in all instances or will otherwise protect Cognizant from liability for damages. Although Cognizant has general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against Cognizant that exceed available insurance coverage or changes in Cognizant's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on Cognizant's business, results of operations and financial condition. In addition, as a result of the IMS Health split-off, the Company has entered into certain agreements and indemnifications (See Note 13 to the Consolidated Financial Statements.)

RELATED PARTY TRANSACTIONS AND TRANSACTIONS WITH AFFILIATES

As indicated in Notes 1 and 9 and 13 to Notes to the Consolidated Financial Statements, the Company has entered into various agreements with IMS Health, who owned a majority and controlling interest in the outstanding common stock of the Company (55.3%) and held approximately 92.5% of the combined voting power of the Company's common stock at December 31, 2002. On February 13, 2003, IMS Health completed its plan to distribute all of the Cognizant Class B common stock that IMS Health owned in the exchange offer, which is the subject of Amendment No. 4 to Form S-4 Registration Statement filed by the Company on January 30, 2003. As of the completion of such distribution, IMS Health is no longer a related party of Cognizant.

INTERCOMPANY SERVICES AGREEMENT

Prior to the consummation of the exchange offer, pursuant to the terms of an Intercompany Services Agreement, dated as of May 15, 1998, IMS Health provided the Company with certain administrative services, including payroll and payables processing and permitted the Company to participate in IMS Health's business insurance plans. In prior periods, IMS Health provided certain other services such as tax planning and compliance, which have now been transitioned to the Company. Costs for all periods prior to the Company's IPO were allocated to the Company based on utilization of certain specific services. All subsequent services were performed and charged to the Company under the CTS/IMS Health intercompany services agreement that was negotiated between the parties on an arms length basis. IMS Health and Cognizant entered into an amended and restated Intercompany Services Agreement, effective following the consummation of the exchange offer, which provides for the continued provision of payroll, payables processing and certain other administrative services for a term of up to one year.

MASTER SERVICES AGREEMENT

The Company and IMS Health have entered into Master Services Agreements pursuant to which the Company provides IT services to IMS Health. The IT services are provided to IMS Health on terms that are comparable to unrelated third parties. The same is true for IT services provided to former affiliates of The Dun and Bradstreet Corporation and Cognizant Corporation, former parents of the Company, and former and present affiliates of IMS Health. In 2002, the Company recognized related party revenues totaling $20.4 million for services performed for IMS Health. In 2001, the Company recognized related party revenues totaling $18.8 million for services performed for IMS Health. In 2000, the Company recognized related party revenues totaling $14.3 million including revenues from IMS Health and Strategic Technologies (through August 30, 2000).

DISTRIBUTION AGREEMENT

The Company and IMS Health entered into the Distribution Agreement, the terms of which have been approved by a special committee of the Board of Directors of the Company, which was comprised of the Company's independent directors. The Distribution Agreement sets forth certain rights and obligations of IMS Health and the Company in respect of the exchange offer in addition to those provided in the Intercompany Agreement. For a more complete description of the terms of the Distribution Agreement, we urge you to read the entire Distribution Agreement, which has been filed with the SEC as an exhibit to Amendment No. 4 to Form S-4 Registration Statement filed with the SEC on January 30, 2003.

AGREEMENTS RELATING TO THE DISTRIBUTION

DIRECTOR RESIGNATIONS. IMS Health caused David M. Thomas and Nancy E.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cooper to resign as of the consummation of the exchange offer from their positions as directors of the Company and from any boards of directors of the Company's subsidiaries on which they served.

INDEMNIFICATION. IMS Health and the Company have agreed to indemnification provisions in respect of the respective disclosure in the exchange offer documents, the conduct of the exchange offer and any failure to perform the Distribution Agreement.

JOINT AND SEVERAL UNDERTAKINGS. IMS Health requested, as a condition to the distribution of the Company's shares in the exchange offer, that the Company agree to undertake to be jointly and severally liable to certain of IMS Health's prior affiliates for liabilities arising out of or in connection with IMS Health's business and the businesses of the Company and other successors to the businesses of Cognizant Corporation in accordance with the terms of the Distribution Agreement dated as of October 28, 1996, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc., The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelly Corporation and ACNielsen Corporation and related agreements. In addition, IMS Health is obligated to procure similar undertakings from the Company to Nielsen Media Research and Synavant Inc. with respect to liabilities allocated to IMS Health in connection with the Distribution Agreement, dated as of June 30, 1998, between Nielsen Media Research, Inc. and IMS Health and related agreements and the Distribution Agreement, dated as of August 31, 2000, between IMS Health and Synavant Inc. The Company has agreed to deliver these undertakings. However, subject to the general allocation of liabilities arising from the respective businesses of IMS Health and the Company, IMS Health has agreed to indemnify and reimburse the Company for liabilities incurred with respect to these undertakings.

COMMERCIAL ARRANGEMENTS. In addition to the Intercompany Services Agreement, IMS Health and the Company agreed to the continuation of certain commercial relationships between the companies for a period of at least three years.

INSURANCE. The Distribution Agreement includes provisions governing the administration of certain insurance programs and procedures for making claims and it also allocates the right to proceeds and the allocation of deductibles under these programs.

TAX. The Distribution Agreement provides that IMS Health and the Company will comply with, and not take any action during the relevant time period that is inconsistent with, the representations made to and relied upon by McDermott, Will & Emery in connection with rendering its opinion regarding the U.S. federal income tax consequences of the exchange offer.

In addition, under Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the exchange offer will be taxable to IMS Health if the exchange offer is part of a plan or series of related transactions pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest, based on either vote or value, in IMS Health or the Company. If IMS Health becomes subject to tax under Section 355(e) of the Code, its tax liability will be based upon the difference between the fair market value of the Cognizant Class B common stock at the time of the exchange offer and IMS Health's adjusted basis in the Cognizant Class B common stock at that time. This tax liability could be a material amount.

If a breach by the Company of the representations made by it to McDermott, Will & Emery in connection with its tax opinion or the covenants in the distribution agreement is the "but for" cause of the exchange offer either failing to qualify as a tax-free distribution under Section 355(a) of the Code or becoming taxable to IMS Health under Section 355(e) of the Code, then the Company has agreed to indemnify IMS Health and each member of the consolidated group of which IMS Health is a member from and against any liability, including any taxes, interest or penalties or additions to tax, that is imposed upon IMS Health or any member of its consolidated group as a result of the exchange offer becoming taxable under Section 355 of the Code. The Company will be entitled to rely upon certain representations made by IMS Health to McDermott, Will & Emery in connection with its tax opinion. In the event any of these representations are not true, correct or complete, the Company will not be obligated to indemnify IMS Health or the members of its consolidated group against any liability arising under Section 355 of the Code if the Company's breach of a representation would not have resulted in this type of liability had all of IMS Health's representations made in connection with McDermott, Will & Emery's tax opinion been true, complete and correct.

As a result of the representations made to McDermott, Will & Emery in connection with its tax opinion and the covenants in the Distribution Agreement, the acquisition of control of the Company during the two-year period following the exchange offer may be more difficult or less likely to occur because of the potential indemnification liability associated with a breach of these representations or covenants. In addition, the Company's ability to undertake acquisitions and other transactions may be substantially restricted during the two-year period following the exchange offer.

OTHER RELATIONSHIPS AND TRANSACTIONS

In December 2001, the Company paid IMS Health a one-time fee of approximately $825,000 under an alliance agreement in which the Company was named "vendor of choice" for IT services to the pharmaceutical industry. This agreement was negotiated between the parties on an arms-length basis.

In addition, the Company has a strategic business relationship with The TriZetto Group Inc. that includes helping its healthcare customers integrate TriZetto's products with their existing information systems and, within TriZetto, supporting further development of these software applications. As of December 31, 2002, IMS Health owned approximately 26.4% of the outstanding common stock of Trizetto. During 2002 the Company recorded revenues from TriZetto of approximately $2.6 million and expenses related to TriZetto commissions and marketing fees of approximately $0.7 million. During 2001 the Company recorded revenues from TriZetto of approximately $401,000 and payments related to TriZetto commissions and marketing fees of approximately $1.0 million.

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOREIGN CURRENCY TRANSLATION

The assets and liabilities of the Company's Canadian and European subsidiaries are translated into U.S. dollars at current exchange rates and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded in a separate component of stockholders' equity. For the Company's Indian subsidiary, the functional currency is the U.S. dollar since its sales are made primarily in the United States, the sales price is predominantly in U.S. dollars; and there is a high volume of intercompany transactions denominated in U.S. dollars between the Indian subsidiary and the Company's U.S. affiliates. Non-monetary assets and liabilities are translated at historical exchange rates, while monetary assets and liabilities are translated at current exchange rates. A portion of the Company's costs in India are denominated in local currency and subject to exchange fluctuations, which has not had any material effect on the Company's results of operations.

EFFECTS OF INFLATION

The Company's most significant costs are the salaries and related benefits for its programming staff and other professionals. Competition in India, the United States and Europe for professionals with advanced technical skills necessary to perform the services offered by the Company have caused wages to increase at a rate greater than the general rate of inflation. As with other IT service providers, the Company must adequately anticipate wage increases, particularly on its fixed-price contracts. There can be no assurance that the Company will be able to recover cost increases through increases in the prices that it charges for its services in the United States and elsewhere.

RECENT ACCOUNTING PRONOUNCEMENTS

During 2002 and 2001, various accounting pronouncements were issued which may impact the Company's financial statements. (See Note 2 to the Consolidated Financial Statements.)

FORWARD LOOKING STATEMENTS

The statements contained in this Annual Report that are not historical facts are forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. From time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in various filings made by the Company with the Securities and Exchange Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of the Company. These forward-looking statements, such as statements regarding anticipated future revenues, contract percentage completions, capital expenditures, and other statements regarding matters that are not historical facts, involve predictions. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results include, but are not limited to the significant fluctuations of Cognizant's quarterly operating results caused by a variety of factors, many of which are not within Cognizant's control, including, but not limited to: (i) the significant fluctuations of Cognizant's quarterly operating results caused by a variety of factors, many of which are not within Cognizant's control, including (a) the number, timing, scope and contractual terms of application design, development and maintenance projects, (b) delays in the performance of projects, (c) the accuracy of estimates of costs, resources and time to complete projects, (d) seasonal patterns of Cognizant's services required by customers, (e) levels of market acceptance for Cognizant's services, (f) potential adverse impacts of new tax legislation, and (g) the hiring of additional staff; (ii) changes in Cognizant's billing and employee utilization rates; (iii) Cognizant's ability to manage its growth effectively, which will require Cognizant (a) to increase the number of its personnel, particularly skilled technical, marketing and management personnel, (b) to find suitable acquisition candidates to support geographic expansion, and (c) to continue to develop and improve its operational, financial, communications and other internal systems, in the United States, India and Europe; (iv) Cognizant's limited operating history with unaffiliated customers; (v) Cognizant's reliance on key customers and large projects; (vi) the highly competitive nature of the markets for Cognizant's services; (vii) Cognizant's ability to successfully address the continuing changes in information technology, evolving industry standards and changing customer objectives and preferences; (viii) Cognizant's reliance on the continued services of its key executive officers and leading technical personnel; (ix) Cognizant's ability to attract and retain a sufficient number of highly skilled employees in the future; (x) Cognizant's ability to protect its intellectual property rights; (xi) the concentration of Cognizant's operations in India and the related geo-political risks of local and cross-border conflicts; (xii) terrorist activity, the threat of terrorist activity, and responses to and results of terrorist activity and threats, including, but not limited to, effects, domestically and/or internationally, on Cognizant, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions; (xiii) the effects, domestically and/or internationally, on Cognizant, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions arising from hostilities involving the United States in Iraq or elsewhere; (xiv) a breach of the Distribution agreement entered into between the Company and IMS Health; (xv) a change in the Company's intent to repatriate undistributed earnings and (xvi) general economic conditions. Such forward-looking statements include risks and uncertainties; consequently, actual transactions and results may differ materially from those expressed or implied thereby.

STATEMENT OF MANAGEMENT'S RESPONSIBILITY
FOR FINANCIAL STATEMENTS

TO THE STOCKHOLDERS OF COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Management is responsible for the preparation of the consolidated financial statements and related information that are presented in this report. The consolidated financial statements, which include amounts based on management's estimates and judgments, have been prepared in conformity with generally accepted accounting principles. Other financial information in the report to shareholders is consistent with that in the consolidated financial statements.

The Company maintains accounting and internal control systems to provide reasonable assurance at reasonable cost that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities and careful selection and training of qualified personnel.

The Company engaged PricewaterhouseCoopers LLP, independent accountants, to audit and render an opinion on the consolidated financial statements in accordance with generally accepted auditing standards. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.

The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, meets periodically with management and our independent accountants to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. PricewaterhouseCoopers LLP has full and free access to the Audit Committee.

By: /s/ Wijeyaraj Mahadeva

    Wijeyaraj Mahadeva
    Chairman and Chief Executive Officer

By: /s/ Gordon J. Coburn

    Gordon J. Coburn
    Senior Vice President, Chief Financial Officer, Secretary & Treasurer

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION:

In our opinion, the accompanying consolidated statements of financial position, and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Cognizant Technology Solutions Corporation and its subsidiaries at December 31, 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

By: /s/ PricewaterhouseCoopers LLP

    PricewaterhouseCoopers LLP
    New York, New York
    February 10, 2003, except for Note 13,
    as to which the date is February 21, 2003, and
    Note 14 as to which the date is April 1, 2003

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands, except par values)

                                                                                 At December 31,
                                                                                ------------------
                                                                                2002         2001
===================================================================================================
ASSETS
Current assets:
Cash and cash equivalents                                                    $ 126,211    $  84,977
Trade accounts receivable, net of allowances of $861 and $882,
   respectively                                                                 35,092       21,063
Trade accounts receivable - related party                                        1,605        1,481
Unbilled accounts receivable                                                     4,159        5,005
Unbilled accounts receivable - related party                                       149          417
Current tax asset                                                                3,711        1,451
Other current assets                                                             4,907        2,941
                                                                             ----------------------
    Total current assets                                                       175,834      117,335
                                                                             ----------------------
Property and equipment, net of accumulated depreciation of
    $24,559 and $16,805, respectively                                           39,090       24,339
Goodwill, net                                                                      878          878
Other intangible assets, net                                                    12,870           --
Other assets                                                                     2,801        2,431
                                                                             ----------------------
    Total assets                                                             $ 231,473    $ 144,983
===================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                             $   6,948    $   3,652
Accrued expenses and other liabilities                                          34,539       18,046
                                                                             ----------------------
    Total current liabilities                                                   41,487       21,698
Deferred income taxes                                                           24,505       24,493
                                                                             ----------------------
    Total liabilities                                                           65,992       46,191
---------------------------------------------------------------------------------------------------

Commitments and contingencies (See Notes 10 and 11)

Stockholders' equity: (See Notes 7, 13 and 14)
Preferred stock, $.10 par value, 15,000 shares authorized, none issued               -            -
Class A common stock, $.01 par value, 100,000 shares authorized,
    27,390 and 24,195 shares issued and outstanding at December 31, 2002
    and 2001, respectively (1)(2)                                                  273          240
Class B common stock, $.01 par value, 25,000 shares authorized,
    33,870 shares issued and outstanding at December 31, 2002
    and 2001, respectively(1)(2)                                                   339          339
Additional paid-in capital(1)                                                   71,446       39,325
Retained earnings                                                               93,608       59,046
Cumulative translation adjustment                                                 (185)        (158)
                                                                             ----------------------
    Total stockholders' equity                                                 165,481       98,792
                                                                             ----------------------
    Total liabilities and stockholders' equity                               $ 231,473    $ 144,983
===================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

(1)  See Notes 13 and 14 to the Consolidated Financial Statements.

(2) The number of Class B shares issued and outstanding are shown on a pro forma ("as if split") basis to reflect the Company's three-for-one stock split. On February 13, 2003 all Class B shares held by IMS Health were converted to Class A shares as a result of an exchange offer initiated by IMS Health. Since the conversion of all Class B shares to Class A shares is not reflected herein, the "as if split" number of Class B shares issued and outstanding exceeds the number of Class B shares authorized.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                                                     Year Ended December 31,
                                                               -----------------------------------
                                                                  2002         2001         2000
==================================================================================================
Revenues                                                       $ 208,657    $ 158,969    $ 122,758
Revenues-related party                                            20,429       18,809       14,273
                                                               -----------------------------------
    Total revenues                                               229,086      177,778      137,031
Cost of revenues                                                 122,701       90,848       70,437
                                                               -----------------------------------
Gross profit                                                     106,385       86,930       66,594
Selling, general and administrative expenses                      53,345       44,942       35,959
Depreciation and amortization expense                              7,842        6,368        4,507
                                                               -----------------------------------
Income from operations                                            45,198       35,620       26,128
Other income/(expense), net:
Interest income                                                    1,808        2,501        2,649
Impairment loss on investment                                          -       (1,955)           -
Split-off costs                                                   (1,680)           -            -
Other income/(expense), net                                         (235)        (767)        (530)
                                                               -----------------------------------
    Total other (expense) income                                    (107)        (221)       2,119
                                                               -----------------------------------
Income before provision for income taxes                          45,091       35,399       28,247
Provision for income taxes                                       (10,529)     (13,239)     (10,564)
                                                               -----------------------------------
Net income                                                     $  34,562    $  22,160    $  17,683
                                                               ===================================

Net income per share, Basic(1)                                 $    0.58    $    0.39    $    0.32
                                                               -----------------------------------
Net income per share, Diluted(1)                               $    0.54    $    0.36    $    0.29
                                                               -----------------------------------
Weighted average number of common shares
    outstanding - Basic(1)                                        59,241       57,051       55,695
Dilutive effect of shares issuable as of period-end
    under stock option plans(1)                                    4,452        4,062        5,073
                                                               -----------------------------------
Weighted average number of common shares
    outstanding - Diluted(1)                                      63,693       61,113       60,768
                                                               -----------------------------------

Comprehensive Income:
    Net income                                                 $  34,562    $  22,160    $  17,683
    Foreign currency translation adjustment                          (27)        (108)         (41)
                                                               -----------------------------------
Total comprehensive income                                     $  34,535    $  22,052    $  17,642
==================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

(1)  See Note 14 to the Consolidated Financial Statements.

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

                                            CLASS A            CLASS B         ADDITIONAL               CUMULATIVE
                                        COMMON STOCK(1)     COMMON STOCK(1)     PAID-IN     RETAINED    TRANSLATION
                                        SHARES   AMOUNT     SHARES   AMOUNT    CAPITAL(1)   EARNINGS    ADJUSTMENT       TOTAL
================================================================================================================================
Balance, December 31, 1999              21,606   $ 216      33,870   $  339    $  25,712    $  19,203     $   (9)      $  45,461
                                        ----------------------------------------------------------------------------------------
Translation Adjustment                       -       -           -        -            -            -        (41)            (41)
Exercise of Stock Options                  387       3           -        -          780            -          -             783
Tax Benefit related to Option
    Exercises                                -       -           -        -        1,258            -          -           1,258
Employee Stock Purchase Plan                96       -           -        -          937            -          -             937
Compensatory Grant                           -       -           -        -          340            -          -             340
    Less Prior year charges                  -       -           -        -         (294)           -          -            (294)
    Less Unearned portion                    -       -           -        -          (11)           -          -             (11)
Net Income                                   -       -           -        -            -       17,683          -          17,683
                                        ----------------------------------------------------------------------------------------
Balance, December 31, 2000              22,089     219      33,870      339       28,722       36,886        (50)         66,116
                                        ========================================================================================

Translation Adjustment                       -       -           -        -            -            -       (108)           (108)
Exercise of Stock Options                1,995      21           -        -        5,117            -          -           5,138
Tax Benefit related to Stock Plans           -       -           -        -        4,633            -          -           4,633
Employee Stock Purchase Plan               111       -           -        -          842            -          -             842
Compensatory Grant                           -       -           -        -          340            -          -             340
    Less Prior year charges                  -       -           -        -         (329)           -          -            (329)
Net Income                                   -       -           -        -            -       22,160          -          22,160
                                        ----------------------------------------------------------------------------------------
Balance, December 31, 2001              24,195     240      33,870      339       39,325       59,046       (158)         98,792
                                        ========================================================================================
Translation Adjustment                       -       -           -        -            -            -        (27)            (27)
Exercise of Stock Options                3,111      30           -        -       18,882            -          -          18,912
Tax Benefit related to Stock Plans           -       -           -        -       12,111            -          -          12,111
Employee Stock Purchase Plan                84       3           -        -        1,128            -          -           1,131
Net Income                                   -       -           -        -            -       34,562          -          34,562
                                        ----------------------------------------------------------------------------------------
Balance, December 31, 2002              27,390   $ 273      33,870   $  339    $  71,446    $  93,608     $ (185)      $ 165,481
                                        ========================================================================================

(1)  See Notes 1, 7, 13, and 14.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share data)

                                                                               Year Ended December 31,
                                                                        -----------------------------------
                                                                           2002         2001        2000
===========================================================================================================
Cash flows from operating activities:
Net income                                                              $  34,562    $  22,160    $  17,683
Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                           7,842        6,367        4,507
    Provision for doubtful accounts                                           510        1,837          572
    Deferred income taxes                                                      12        7,791        6,341
    Impairment loss on investment                                               -        1,955            -
    Tax benefit related to stock option exercises                          12,111        4,633        1,258
Changes in assets and liabilities:
Trade accounts receivable                                                 (14,663)      (3,833)     (10,825)
Other current assets                                                       (3,111)      (4,115)      (1,924)
Other assets                                                                 (370)         300         (902)
Accounts payable                                                            3,296          803        1,414
Accrued and other liabilities                                              16,493       (5,819)      12,096
                                                                        -----------------------------------
Net cash provided by operating activities                                  56,682       32,079       30,220
                                                                        -----------------------------------

Cash flows used in investing activities:
Purchase of property and equipment                                        (22,268)     (14,953)     (10,652)
Intangible assets acquired                                                (13,196)           -            -
Investment                                                                      -            -       (1,955)
                                                                        -----------------------------------
Net cash used in investing activities                                     (35,464)     (14,953)     (12,607)
                                                                        -----------------------------------

Cash flows from financing activities:
Proceeds from stock plans/compensatory grant                               20,043        5,991        1,755
(Payments to) proceeds from related party                                       -           (8)           8
                                                                        -----------------------------------
Net cash provided by financing activities                                  20,043        5,983        1,763

Effect of currency translation                                                (27)        (108)         (41)
Increase in cash and cash equivalents                                      41,234       23,001       19,335
Cash and cash equivalents, at beginning of year                            84,977       61,976       42,641
                                                                        -----------------------------------
Cash and cash equivalents, at end of year                               $ 126,211    $  84,977    $  61,976
                                                                        ===================================

Supplemental information:
Cash paid for income taxes during the year                              $   2,896    $   3,797    $   1,186
===========================================================================================================

The accompanying notes are an integral part of the consolidated financial statements

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

1. BASIS OF PRESENTATION

Cognizant Technology Solutions Corporation (the "Company", "Cognizant", or "CTS") is a leading provider of custom IT design, development, integration and maintenance services primarily for Fortune 1000 companies located in the United States and Europe. Cognizant's core competencies include web-centric applications, data warehousing, component-based development and legacy and client-server systems. Cognizant provides the IT services it offers using an integrated onsite/offshore business model. This seamless onsite/offshore business model combines technical and account management teams located onsite at the customer location and offshore at dedicated development centers located in India and Ireland.

Cognizant began its IT development and maintenance services business in early 1994, as an in-house technology development center for The Dun & Bradstreet Corporation and its operating units. In 1996, Cognizant, along with certain other entities, was spun-off from the Dun & Bradstreet Corporation to form a new company, Cognizant Corporation. On June 24, 1998, Cognizant completed its initial public offering of its Class A common stock (the "IPO"). On June 30, 1998, a majority interest in Cognizant, and certain other entities were spun-off from Cognizant Corporation to form IMS Health Incorporated ("IMS Health"). Subsequently, Cognizant Corporation was renamed Nielsen Media Research, Incorporated.

At December 31, 2002, IMS Health owned 55.3% of the outstanding stock of Cognizant (representing all of Cognizant's Class B common stock) and held 92.5% of the combined voting power of Cognizant's common stock. Holders of Cognizant's Class A common stock have one vote per share and holders of Cognizant's Class B common stock have ten votes per share.

On January 30, 2003, the Company filed a tender offer in which IMS Health stockholders could exchange IMS Health shares held by them for Cognizant Class B common stock held by IMS Health. There will be no impact on the number of Cognizant's total shares outstanding upon the completion of the exchange offer. (See Note 13 to the Consolidated Financial Statements.)

On February 13, 2003, IMS Health completed its plan to distribute all of the Cognizant Class B common stock that IMS Health owned in an exchange offer. There is no impact on the number of Cognizant's total shares outstanding as a result of the completion of the exchange offer. As of February 21, 2003, pursuant to the Company's Restated Certificate of Incorporation, all 33,872,700 shares of Class B common stock converted into shares of Class A common stock. Accordingly, as of such date, there are no shares of Class B common stock outstanding and the share and equity balances that relate to Class B common stock will be reclassed to the share and equity balances of Class A common stock.

The conversion of Class B common stock to Class A common stock has not been reflected in the accompanying financial statements and all applicable references to the number of outstanding Class A and Class B common stock, as well as IMS Health's ownership interest have not been restated to reflect the exchange offer. Stockholders' equity accounts will subsequently be restated to reflect the reclassification of the share and equity balances that relate to Class B common stock to the share and equity balances of Class A common stock.

On March 5, 2003, the Board of Directors declared a 3-for-1 stock split of Class A common stock effected by a 200% stock dividend payable on April 1, 2003 to stockholders of record on March 19, 2003. The stock split has been reflected in the accompanying financial statements, and all applicable references to the number of outstanding common shares and per share information has been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to stock options. Stockholders' equity account have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued common shares from the additional paid in capital account to the common stock accounts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements reflect the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as if it were a separate entity for all periods presented. All intercompany transactions are eliminated.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents primarily include time and demand deposits in the Company's operating bank accounts. The Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit-worthiness of each customer based upon market capitalization and other information, including the aging of the receivables.

INVESTMENTS. Investments in business entities in which the Company does not have control or the ability to exercise significant influence over the operating and financial policies are accounted for under the cost method. Investments are evaluated for impairment at least annually, or as circumstances warrant.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized.

PURCHASED SOFTWARE. Purchased software that is intended for internal use is capitalized, including the salaries and benefits of employees that are directly involved in the installation of such software. The capitalized costs are amortized on a straight-line method over the lesser of three years or its useful life.

GOODWILL AND OTHER INTANGIBLES. Goodwill represents the excess of the purchase price of the former minority interest in the Company's Indian subsidiary over the fair values of amounts assigned to the net assets acquired. Amortization expense had been recorded using the straight-line method over a period of seven years. Amortization expense was $317 for each of the years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

ended December 31, 2001 and 2000. Accumulated amortization was $1,345 and $1,028 at December 31, 2001 and 2000, respectively. Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("FAS 142"), the Company is no longer amortizing its remaining goodwill balance; however, the Company does evaluate goodwill for impairment, in accordance with FAS 142, at least annually, or as circumstances warrant.

Other intangibles represent primarily customer relationships and assembled workforce, which are being amortized on a straight-line basis over 10 years and 5-8 years, respectively. The Company evaluates such intangibles for impairment in accordance with FAS 142, at each balance sheet date

LONG-LIVED ASSETS. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which was adopted in 2002, the Company reviews for impairment long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the Company will recognize an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset.

REVENUE RECOGNITION. The Company's services are entered into on either a time-and-materials or fixed-price basis. Revenues related to time-and-material contracts are recognized as the service is performed. Revenues related to fixed-price contracts that provide for highly complex information technology application development services or that provide for a combination of application development and application maintenance services are recognized as the service is performed using the percentage-of-completion method of accounting, under which the sales value of performance is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Revenues related to fixed-priced contracts that provide solely for application maintenance services are recognized on a straight-line basis or as services are rendered or transactions processed in accordance with contractual terms. Expenses are recorded as incurred over the contract period.

Fixed price contracts are cancelable subject to a specified notice period. All services provided by the Company through the date of cancellation are due and payable under the contract terms. The Company issues invoices related to fixed price contracts based upon achievement of milestones during a project or other contractual terms. Differences between the timing of billings, based upon contract milestones or other contractual terms, and the recognition of revenue, based upon the percentage-of-completion method of accounting, are recognized as either unbilled or deferred revenue. Estimates of certain fixed contracts are subject to adjustment as a project progresses to reflect changes in expected completion costs. The cumulative impact of any revision in estimates is reflected in the financial reporting period in which the change in estimate becomes known and any anticipated losses on contracts are recognized immediately. A reserve for warranty provisions under such contracts, which generally exist for ninety days past contract completion, is estimated and accrued during the contract period.

Revenues related to services performed without a signed agreement or work order are not recognized until there is evidence of an arrangement, such as when agreements or work orders are signed or payment is received; however the cost related to the performance of such work is recognized in the period the services are rendered. Such revenue is recognized when, and if, evidence of an arrangement is obtained.

ACCOUNTING FOR STOCK-BASED EMPLOYEE COMPENSATION PLANS. At December 31, 2002, the Company has four stock-based employee compensation plans, which are described more fully in Note 8. The company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees, and related Interpretations." No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                                     December 31,
                                           ------------------------------
                                             2002        2001      2000
=========================================================================
Net income, as reported                    $ 34,562   $ 22,160   $ 17,683
Deduct Total stock-based compensation
  expense determined under the fair
  value method for all awards, net of
  related tax benefits                       11,562      7,127      4,868
Pro forma net income                       $ 23,000   $ 15,033   $ 12,815
Earnings per share:
Net income, as reported-basic              $   0.58   $   0.39   $   0.32
Pro forma-basic                            $   0.39   $   0.26   $   0.23
Net income, as reported-diluted            $   0.54   $   0.36   $   0.29
Pro forma-diluted                          $   0.36   $   0.25   $   0.21
=========================================================================

UNBILLED ACCOUNTS RECEIVABLE. Unbilled accounts receivable represent rev-enues on contracts to be billed, in subsequent periods, as per the terms of the contracts.

FOREIGN CURRENCY TRANSLATION. The assets and liabilities of the Company's Canadian and European subsidiaries are translated into U.S. dollars from local currencies at current exchange rates and revenues and expenses are translated from local currencies at average monthly exchange rates. The resulting translation adjustments are recorded in a separate component of stockholders' equity. For the Company's Indian subsidiary ("CTS India"), the functional currency is the U.S. dollar, since its sales are made primarily in the United States, the sales price is predominantly in U.S. dollars and there is a high volume of intercompany transactions denominated in U.S. dollars between CTS India and its U.S. affiliates. Non-monetary assets and liabilities are translated at historical exchange rates, while monetary assets and liabilities are translated at current exchange rates. The resulting gain (loss) is included in other income.

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

USE OF ESTIMATES. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. The most significant estimates relate to the allowance for doubtful accounts, reserve for warranties, reserves for employee benefits, depreciation of fixed assets and long-lived assets, contingencies and litigation and the recognition of revenue and profits based on the percentage of completion method of accounting for applicable fixed-bid contracts, income tax expense and related deferred assets and liabilities, and purchase price allocation related to intangible and tangible assets acquired. Results could vary from the estimates and assumptions used in the preparation of the accompanying financial statements.

RISKS AND UNCERTAINTIES. All of the Company's software development centers, including a substantial majority of its employees are located in India. As a result, the Company may be subject to certain risks associated with international operations, including risks associated with foreign currency exchange rate fluctuations and risks associated with the application and imposition of protective legislation and regulations relating to import and export or otherwise resulting from foreign policy or the variability of foreign economic conditions. To date, the Company has not engaged in any significant hedging transactions to mitigate its risks relating to exchange rate fluctuations. Additional risks associated with international operations include difficulties in enforcing intellectual property rights, the burdens of complying with a wide variety of foreign laws, potential geo-political and other risks associated with terrorist activities and local or cross border conflicts, potentially adverse tax consequences, tariffs, quotas and other barriers.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash investments with high credit quality financial institutions in investment-grade, short-term debt securities and limits the amount of credit exposure to any one commercial issuer.

INCOME TAXES. The Company provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date.

CTS India is an export-oriented company, which under the Indian Income Tax Act of 1961, is entitled to claim a tax holiday for a period of ten years with respect to its export profits. Substantially all of the earnings of the Company's Indian subsidiary are attributable to export profits and are therefore currently entitled to a 90% exemption from Indian income tax. These tax holidays will begin to expire in 2004 and under current law will be completely phased out by 2009. In prior periods, it was management's intent to repatriate all accumulated earnings from India to the United States; accordingly, the Company has provided deferred income taxes in the amount of approximately $24,935 on all such undistributed earnings through December 31, 2001.

During the first quarter of 2002, the Company made a strategic decision to pursue an international strategy that includes expanded infrastructure investments in India and geographic expansion in Europe and Asia. As a component of this strategy, the Company intends to use 2002 and future Indian earnings to expand operations outside of the United States instead of repatriating these earnings to the United States. Accordingly, effective January 1, 2002, pursuant to Accounting Principles Bulletin 23, the Company has not accrued taxes on the repatriation of earnings recognized in 2002 as these earnings are considered to be indefinitely reinvested outside of the United States. As of December 31, 2002, the amount of unrepatriated earnings upon which no provision for taxation has been recorded is approximately $30,059. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, the Company would accrue the applicable amount of taxes associated with such earnings. This change in intent, as well as a change in the second quarter in the manner in which repatriated earnings are taxed in India, resulted in an estimated effective tax rate for the year ended December 31, 2002 of 23.4%. This rate compares to an effective tax rate for the years ended December 31, 2001 and 2000 of 37.4%.

Deferred U.S. income taxes on unremitted earnings from other foreign entities have not been provided for as it is the Company's intent to reinvest such earnings. Such income taxes are immaterial.

NET INCOME PER SHARE. Basic earnings per share ("EPS") excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes all potential dilutive common stock in the weighted average shares outstanding (See note 14).

RECLASSIFICATIONS. Certain prior-year amounts have been reclassified to conform with the 2002 presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS.

Statements of Financial Accounting Standards Adopted:

In June 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("FAS 142") were issued. FAS 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. FAS 141 also specifies criteria that intangible assets acquired must meet to be recognized and reported separately from goodwill. FAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized but instead be measured for impairment at least annually, or when events indicate that there may be an impairment. At December 31, 2002, the Company evaluated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

both goodwill and intangible assets and concluded that they had not been impaired. FAS 142 is effective for fiscal years beginning after December 15, 2001. The adoption of FAS 141 and FAS 142 did not have a material effect on the Company's financial position or results of operations.

The following table sets forth the Company's results had FAS 142 been applied to the prior-period financial statements presented herein.

                                                     December 31,
                                           ------------------------------
                                             2002       2001       2000
=========================================================================
Reported Net Income                        $ 34,562   $ 22,160   $ 17,683
Reversal of Goodwill Amortization
  - net of tax                                    0        317        317
                                           ------------------------------
Adjusted Net Income excluding
  Goodwill Amortization                    $ 34,563   $ 22,477   $ 18,000
Adjusted Basic EPS excluding
  Goodwill Amortization                    $   0.58   $   0.39   $   0.32
Adjusted Diluted EPS excluding
  Goodwill Amortization                    $   0.54   $   0.37   $   0.30
=========================================================================

In August 2001, Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("FAS 144") was issued. FAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets to be Disposed of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently occurring Events and Transactions." FAS 144 also amends ARB ("Accounting Research Bulletins") No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. FAS 144 retains the fundamental provisions of FAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while resolving significant implementation issues associated with FAS
121. Among other things, FAS 144 provides guidance on how long-lived assets used as part of a group should be evaluated for impairment, establishes criteria for when long-lived assets are held for sale, and prescribes the accounting for long-lived assets that will be disposed of other than by sale. FAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of FAS 144 did not have a material impact on the Company's financial position and results of operations.

In April 2002, Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("FAS 145") was issued. FAS 145 updates, clarifies and simplifies existing accounting pronouncements and is generally effective for transactions occurring after May 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

In December 2002, Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FAS 123" (FAS 148) was issued. FAS 148 amends FAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS 148 amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted these amended disclosure requirements (See Note 2 to the Consolidated Financial Statements) under the heading "Accounting for Stock Based Compensation Plans" and will implement the required interim disclosures beginning in the first quarter of 2003.

Statements of Financial Accounting Standards Not Yet Adopted:

In June 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("FAS 143") was issued. FAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs that result from the acquisition, construction, or development and normal operation of a long-lived asset. Upon initial recognition of a liability for an asset retirement obligation, FAS 143 requires an increase in the carrying amount of the related long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the assets useful life. FAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

In June 2002, Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities" ("FAS 146") was issued. FAS 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for onetime termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees that will be retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement will be effective for disposal activities initiated after December 31, 2002. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus in EITF 00-21 "Revenue Arrangements with Multiple Deliverables". The consensus, which is effective for contracts entered into in fiscal periods beginning after June 15, 2003, requires that a Company should evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting. That evaluation must be performed at the inception of the arrangement and as each item in the arrangement is delivered. Arrangement consideration should be then allocated among the separate

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

units of accounting based on their relative fair values. EITF 00-21 indicates that the best evidence of fair value is the price of a deliverable when it is regularly sold on a standalone basis. Fair value evidence often consists of entity-specific or vendor-specific objective evidence (VSOE) of fair value.

The Company enters into contracts that could be considered arrangements with multiple deliverables. These contracts are primarily long-term fixed-bid contracts that provide both application maintenance and application development services. As indicated in Note 2 to the Consolidated Financial Statements, the Company accounts for such contracts using percentage of completion accounting, which is the prevailing industry practice. The Company is currently evaluating the possible prospective impact of EITF 00-21 on the Company's results of operations related to contracts entered into after June 15, 2003.

3. SUPPLEMENTAL FINANCIAL DATA

PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                           Estimated           December 31,
                                          Useful Life      -------------------
                                            (Years)           2002      2001
==============================================================================
Buildings                                     30           $ 17,574   $  3,930
Computer equipment and
  purchased software                           3             33,829     27,160
Furniture and equipment                     5 - 9             1,999      1,958
Land                                                          1,705      1,678

Leasehold improvements                   Over shorter         8,542      6,418
                                        of lease term
                                       or life of asset
                                                           -------------------
Sub-total                                                    63,649     41,144
Accumulated depreciation and amortization                   (24,559)   (16,805)
                                                           -------------------
Property and Equipment - Net                               $ 39,090   $ 24,339
==============================================================================

Depreciation expense was $7,516, $6,368 and $4,507 for the years ended December 31, 2002, 2001 and 2000, respectively.

ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of the following:

                                                  December 31,
                                           ------------------------
                                              2002           2001
===================================================================
Accrued compensation and benefits          $ 17,907        $  7,676
Deferred revenue                              5,075           2,696
Accrued professional fees                     3,757           1,411
Accrued vacation                              3,274           2,465
Accrued travel and entertainment              2,131           1,705
Other                                         2,395           2,093
                                           ------------------------
Total                                      $ 34,539        $ 18,046
===================================================================

4. INVESTMENTS

On June 30, 2002, Cognizant Technology Solutions Ireland Limited ("CTS Ireland"), a newly formed wholly owned subsidiary of the Company, purchased certain assets and assumed certain liabilities from UnitedHealthcare Ireland Limited ("UHCI"), a subsidiary of UnitedHealth Group, for $3,043 (including approximately $143 of direct deal costs). In accordance with FAS 142, this transaction was determined to be an acquisition of assets, not a business combination.

UHCI previously provided, and will continue to provide through CTS Ireland, application development and maintenance services, using the existing staff of approximately 70 software professionals. The acquisition of the assets of UHCI, is designed to enable the Company to provide a wide range of services to the Company's clients in Europe and worldwide and represents the initial implementation of the Company's previously announced international expansion strategy.

In accordance with FAS 142, the Company has allocated, based upon an independent appraisal, the purchase price to the UHCI tangible and intangible assets and liabilities acquired. The details of the allocation and the respective useful lives over which these assets are being amortized are provided in the table below. Amortization of $148, related to the acquisition of these assets, has been included in the Consolidated Statements of Operations for the six-month period ended December 31, 2002. Such net assets, excluding amounts assigned to fixed assets, have been included as intangible assets in the Consolidated Balance Sheets and as identifiable assets in the European segment in Note 12. The operating results of CTS Ireland have been included in the consolidated financial statements of the Company effective July 1, 2002.

On October 29, 2002, the Company completed the transfer of Silverline Technologies, Inc.'s ("Silverline") practice, which serviced a major financial services company to the Company for $10,424 (including approximately $620 of direct deal costs). In accordance with FAS 142, this transaction was determined to be an acquisition of assets, not a business combination.

Under the terms of the transfer, the Company will provide application design, development and maintenance services to such major financial services company through an acquired workforce of approximately 300 IT and support professionals located primarily in the United States and India. Amortization of $178, related to the acquisition of these assets, has been included in the Consolidated Statements of Operations for the two-month period ended December 31, 2002. Such net assets have been included as intangible assets in the Consolidated Balance Sheets and as identifiable assets in the North American segment in Note 12.

Since the transfer was effected on October 29, 2002, the operating results of this transfer have been included in the consolidated financial statements of the Company commencing from that date.

The operating results of UHCI and Silverline, for the periods included indicated above, were not material to the consolidated operating results of the Company for the year ended December 31, 2002.

                                   UHCI    Useful Life     Silverline   Useful Life
===================================================================================
Customer Relationship            $ 2,577    10  years       $  9,515     10 years
Assembled Workforce                  195    5   years            909     8  years
Fixed Assets                         271    3-5 years              -            -
                                 -------                    --------
Purchase Price                   $ 3,043                    $ 10,424
(Incl. Deal costs)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The purchase price for UHCI and Silverline's financial services company practice was allocated to the following tangible and intangibles assets and is being amortized over the useful lives indicated below:

The estimated aggregate amortization expense for intangible assets for each of the succeeding five fiscal years is; 2003 through 2006: $1,362, 2007: $1,342.

In June 2000, the Company announced a strategic relationship with Trident Capital, a leading venture capital firm, to jointly invest in emerging e-business service and technology companies. In accordance with this strategy, the Company invested $1,955 in Questra Corporation ("Questra"), an e-business software and consulting firm headquartered in Rochester, New York, in return for a 5.8% equity interest. Trident Capital also independently made a direct investment in Questra. The Company's investment is being accounted for under the cost basis of accounting.

The Company reviews for impairment certain assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the fourth quarter of 2001, Questra issued Preferred B shares in exchange for $19 million of new venture capital financing. Since the Company did not participate, its ownership interest in Preferred A shares was reduced from 5.8% to 2.1%. Based on the implied fair value of Questra, as measured by the latest round of financing, and considering the preferential liquidation rights that the Preferred B shareholders received, the Company has concluded that it will not recover its investment in Questra and has recorded an impairment loss of $1,955 to recognize the other than temporary decline in value of its investment.

5. EMPLOYEE BENEFITS

Beginning in 1997, certain U.S. employees of the Company were eligible to participate in Cognizant Corporation's and now IMS Health's 401(k) plan. The Company matches up to 50.0% of the eligible employee's contribution. The amount charged to expense for the Company's matching contribution was $0, $0, and $31 for the years ended December 31, 2002, 2001 and 2000, respectively. In 2000, the Company established a 401(k) plan, which certain U.S. employees of the Company became eligible to participate in. The Company matches up to 50.0% of the eligible employee's contribution. The amount charged to expense for the matching contribution was $479, $351 and $195 for the years ended December 31, 2002 and 2001 and 2000, respectively.

Certain of the Company's employees participate in IMS Health's defined benefit pension plan and a defined contribution plan in the United Kingdom and Ireland sponsored by the Company. The costs to the Company recognized as postretirement benefit costs and related liabilities were not material to the Company's results of operations or financial position for the years presented. (See Note 9 to the Consolidated Financial Statements.)

CTS India maintains an employee benefit plan that covers substantially all India-based employees. The employees' provident fund, pension and family pension plans are statutory defined contribution retirement benefit plans. Under the plans, employees contribute up to twelve percent of their base compensation, which is matched by an equal contribution by CTS India. Contribution expense recognized was $928, $790, and $501 for the years ended December 31, 2002, 2001 and 2000, respectively.

CTS India also maintains a statutory gratuity plan that is a statutory postemployment benefit plan providing defined lump sum benefits. CTS India makes annual contributions to an employees' gratuity fund established with a government-owned insurance corporation to fund a portion of the estimated obligation. The Company estimates its obligation based upon employees' salary and years of service. Expense recognized by the Company was $752, $902, and $511 for the years ended December 31, 2002, 2001 and 2000, respectively.

6. INCOME TAXES

Income before provision for income taxes consisted of the following for years ended December 31:

                                             2002        2001      2000
=========================================================================
U.S.                                       $ 11,892   $  7,236   $  7,469
Non-U.S                                      33,199     28,163     20,778
                                           ------------------------------
Total                                      $ 45,091   $ 35,399   $ 28,247
=========================================================================

The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                             2002        2001      2000
=========================================================================
U.S. Federal and state:
  Current                                  $  6,292   $  2,986   $  3,276
  Deferred                                    1,565      8,620      6,409
                                           ------------------------------
  Total U.S. Federal and state                7,857     11,606      9,685
Non-U.S.:
  Current                                     2,432      1,466        961
  Deferred                                      240        167        (82)
                                           ------------------------------
  Total non-U.S                               2,672      1,633        879
                                           ------------------------------
  Total                                    $ 10,529   $ 13,239   $ 10,564
=========================================================================

The following table sets forth the significant differences between the U.S. federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes:

                                              2002       2001      2000
=========================================================================
Tax expense at U.S. Federal
  statutory rate                           $ 15,782   $ 12,390   $  9,604
State and local income taxes,
  net of Federal benefit                        867        361        375
Non-deductible Goodwill amortization              0        111        108
Rate differential on foreign earnings        (7,544)         -          -
Other                                         1,424        377        477
                                           ------------------------------
Total income taxes                         $ 10,529   $ 13,239   $ 10,564
=========================================================================

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                             2002       2001
==============================================================
Deferred tax assets:
  Timing differences                       $    430   $  1,042
                                           -------------------
Net deferred tax assets                         430      1,042
                                           -------------------

Deferred tax liabilities:
                                           -------------------
  Undistributed Indian income               (24,935)   (25,535)
                                           -------------------
Total deferred tax liabilities              (24,935)   (25,535)
                                           -------------------
Net deferred tax liability                 $(24,505)  $(24,493)
==============================================================

Cognizant has generated net operating losses for U.S. tax purposes of approximately $8.6 million. These losses have an expiration date for Federal purposes through 12/31/22. For state purposes, the date of expiration varies but will generally be less than the Federal expiration period.

Cognizant's Indian subsidiary, CTS India, is an export-oriented company, which, under the Indian Income Tax Act of 1961 is entitled to claim tax holidays for a period of ten years with respect to its export profits. Substantially all of the earnings of CTS India are attributable to export profits and are therefore currently entitled to a 90% exemption from Indian income tax. These tax holidays will begin to expire in 2004 and under current law will be completely phased out by March of 2009. Prior to 2002, it was management's intent to repatriate all accumulated earnings from India to the United States; accordingly, Cognizant has provided deferred income taxes in the amount of approximately $24,935 on all such undistributed earnings through December 31, 2001. During the first quarter of 2002, Cognizant made a strategic decision to pursue an international strategy that includes expanded infrastructure investments in India and geographic expansion in Europe and Asia. As a component of this strategy, Cognizant intends to use 2002 and future Indian earnings to expand operations outside of the United States instead of repatriating these earnings to the United States. Accordingly, effective January 1, 2002, pursuant to Accounting Principles Bulletin 23, Cognizant will no longer accrue taxes on the repatriation of earnings recognized in 2002 and subsequent periods as these earnings are considered to be indefinitely reinvested outside of the United States. As of December 31, 2002, the amount of unrepatriated earnings upon which no provision for taxation has been recorded is approximately $30,059. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, Cognizant will accrue the applicable amount of taxes associated with such earnings. Due to the various methods by which such earnings could be repatriated in the future, it is not currently practicable to determine the amount of applicable taxes that would result from such repatriation.

This change in intent, as well as a change in the manner in which repatriated earnings are taxed in India, resulted in an estimated effective tax rate for the year ended December 31, 2002 of 23.4%. This rate compares to an effective tax rate for the year ended December 31, 2001 of 37.4%.

Deferred U.S. income taxes on unremitted earnings from other foreign entities have not been provided for as it is the Company's intent to reinvest such earnings. Such income taxes are immaterial.

7. CAPITAL STOCK

On June 24, 1998, the Company consummated its IPO of 17,502,000 shares of its Class A common stock at a price of $1.67 per share, 15,000,000 of which were issued and sold by the Company and 2,502,000 of which were sold by Cognizant Corporation, the Company's then majority owner and controlling parent company. The net proceeds to the Company from the IPO were approximately $22,407 after $843 of direct expenses. In July 1998, IMS Health (the accounting successor to Cognizant Corporation) sold 2,625,300 shares of Class B common stock, which were converted to Class A common stock pursuant to an over allotment option granted to the underwriters of the IPO. Of the total net proceeds received by the Company upon the consummation of its IPO, approximately $6,637 was used to repay the related party balance then owed to Cognizant Corporation. The related party balance resulted from certain advances to the Company from Cognizant Corporation used to purchase the minority interest of the Company's Indian subsidiary and to fund payroll and accounts payable. Concurrent with the IPO, the Company reclassified the amounts in mandatorily redeemable common stock to stockholders' equity as the redemption feature was voided.

On June 12, 1998, the Company amended and restated its certificate of incorporation to authorize 100,000,000 shares of Class A common stock, par value $.01 per share, 15,000,000 shares of Class B common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.10 per share, and effected a 0.65 for one reverse stock split. Holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. (See Note 13 to the Consolidated Financial Statements). No preferred stock has been issued.

On May 23, 2000, the stockholders of the Company approved an increase in the number of authorized Class B common Stock from 15,000,000 shares to 25,000,000 shares.

At December 31, 2002, IMS Health owned 55.3% of the outstanding stock of Cognizant (representing all of Cognizant's Class B common stock) and held 92.5% of the combined voting power of Cognizant's common stock. Holders of Cognizant's Class A common stock have one vote per share and holders of Cognizant's Class B common stock have ten votes per share. (See Note 13 to the Consolidated Financial Statements.)

On January 30, 2003, the Company filed a tender offer in which IMS Health shareholders could exchange IMS Health shares held by them for Cognizant Class B common stock held by IMS Health. There will be no impact on the number of Cognizant's total shares outstanding upon the completion of the exchange offer. As a direct result of the IMS Health exchange offer, Cognizant has incurred charges in the fourth quarter of 2002 of $1.7 million related to direct and incremental legal, accounting, printing and other costs.

On February 13, 2003, IMS Health completed its plan to distribute all of the Cognizant Class B common stock that IMS Health owned in an exchange offer. There is no impact on the number of Cognizant's total shares outstanding as a result of the completion of the exchange offer. As of February 21, 2003, pursuant to the Company's Restated Certificate of Incorporation, all 33,872,700 shares of Class B common stock converted into shares of Class

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

A common stock. Accordingly, as of such date, there are no shares of Class B common stock outstanding and the share and equity balances that relate to Class B common stock will be reclassed to the share and equity balances of Class A common stock.

The conversion of Class B common stock to Class A common stock has not been reflected in the accompanying financial statements and all applicable references to the number of outstanding Class A and Class B common stock, as well as IMS Health's ownership interest have not been restated to reflect the exchange offer. Stockholders' equity accounts will subsequently be restated to reflect the reclassification of the share and equity balances that relate to Class B common stock to the share and equity balances of Class A common stock.

On March 5, 2003, the Board of Directors declared a 3-for-1 stock split of Class A common stock effected by a 200% stock dividend payable on April 1, 2003 to stockholders of record on March 19, 2003. The stock split has been reflected in the financial statements, and all applicable references to the number of outstanding common shares and per share information has been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to stock options. Stockholders' equity account have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued common shares from the additional paid in capital account to the common stock accounts.

8. EMPLOYEE STOCK-BASED COMPENSATION PLANS

In July 1997, CTS adopted a Key Employees Stock Option Plan, which provides for the grant of up to 4,192,500 stock options (each option exercisable into one (1) share of the Company's Class A common stock.) to eligible employees. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. As a result of the IPO, all options have a life of ten years, vest proportionally over four years and have an exercise price equal to the fair market value of the common stock on the grant date.

In December 1997, CTS adopted a Non-Employee Directors' Stock Option Plan, which provides for the grant of up to 429,000 stock options (each option exercisable into one (1) share of the Company's Class A common stock.) to eligible directors. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. As a result of the IPO, all options have a life of ten years, vest proportionally over two years and have an exercise price equal to the fair market value of the common stock on the grant date.

In March 1998, CTS granted non-qualified stock options to purchase an aggregate of 292,500 shares of Class A common stock to CTS's Chairman and Chief Executive Officer at an exercise price of $4.61 per share, an amount less than the then fair market value of the underlying shares on the date of the grant. The Company has recorded the related compensation expense over the vesting period of these options.

In May 1999, CTS adopted the 1999 Incentive Compensation Plan, which provides for the grant of up to 6,000,000 stock options (each option exercisable into one
(1) share of the Company's Class A common stock) to eligible employees, nonemployee Directors and independent contractors. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All options have a life of ten years, vest proportionally over four years, unless specified otherwise, and have an exercise price equal to the fair market value of the common stock on the grant date. On May 23, 2000, the stockholders of the Company approved an increase in the number of shares available for issuance under this plan from 6,000,000 to 9,000,000 shares. On May 30, 2001, the stockholders of the Company approved an increase in the number of shares available for issuance under this plan from 9,000,000 to 18,000,000.

In May 1999, CTS adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of up to 2,400,000 shares of CTS Class A common stock to eligible employees. The Purchase Plan provides for eligible employees to designate in advance of specified purchase periods a percentage of compensation to be withheld from their pay and applied toward the purchase of such number of whole shares of Class A common stock as can be purchased at a price of 90% of the lesser of (a) the fair market value of a share of Class A common stock on the first date of the purchase period; or (b) the fair market value of a share of Class A common stock on the last date of the purchase period. No employee can purchase more than $25,000 worth of stock annually, and no stock can be purchased by any person which would result in the purchaser owning more than five percent or more of the total combined voting power or value of all classes of stock of the Company. In accordance with APB 25, no compensation expense was recorded in connection with the purchase of shares by employees.

During the year ended December 31, 2002, approximately 84,000 shares of Class A common stock were purchased by employees under the Purchase Plan. At December 31, 2002, there were approximate 2,125,815 shares available for future issuance under the Purchase Plan.

A summary of the Company's stock option activity, and related information is as follows as of December 31, 2002, 2001 and 2000:

                                 2002                      2001                    2000
                       -------------------------------------------------------------------------
                                    WEIGHTED                  Weighted                 Weighted
                                    AVERAGE                   Average                  Average
                                    EXERCISE                  Exercise                 Exercise
                         SHARES      PRICE          Shares     Price          Shares    Price
================================================================================================
Outstanding
at beginning
of year                12,916,623   $   8.03     11,043,936   $   6.30      7,655,424   $   2.79
  Granted, 1999
  Incentive
  Comp. Plan            2,077,500   $  15.07      4,624,800   $  10.57      4,224,000   $  12.53
  Exercised            (3,112,770)  $   6.08     (1,998,057)  $   2.57       (389,604)  $   2.00
  Cancelled              (444,000)  $  12.14       (715,056)  $  12.52       (443,634)  $   8.81
  Expired                  (8,700)  $  14.44        (39,000)  $  17.90         (2,250)  $   4.07
                       -------------------------------------------------------------------------
Outstanding
  - end of year        11,428,653   $   9.67     12,916,623   $   8.03     11,043,936   $   6.30
                       -------------------------------------------------------------------------
Exercisable
  - end of year         3,643,734   $   6.84      3,577,530   $   4.66      2,869,824   $   1.94
================================================================================================

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

At December 31, 2002, 5,182,293 options (each option exercisable into one (1) share of the Company's Class A common stock) were available for future issuance under the Company's option plans.

The following summarizes information about the Company's stock options outstanding and exercisable by price range at December 31, 2002:

               Options Outstanding                             Options Exercisable
------------------------------------------------------------------------------------------

                                     WEIGHTED AVERAGE     WEIGHTED                WEIGHTED
   RANGE OF                              REMAINING         AVERAGE                 AVERAGE
   EXERCISE              NUMBER      CONTRACTUAL LIFE     EXERCISE                EXERCISE
    PRICES             OUTSTANDING       IN YEARS          PRICE        OPTIONS    PRICE
------------------------------------------------------------------------------------------
$ 0.64 - $ 0.64           371,700       4.6 Years         $   0.64      371,700   $   0.64
$ 1.15 - $ 1.67           277,590       5.3 Years         $   1.39      277,590   $   1.39
$ 1.81 - $ 2.69            21,000       5.7 Years         $   2.19       21,000   $   2.19
$ 3.67 - $ 5.10         2,562,771       6.4 Years         $   4.11    1,506,927   $   4.10
$ 6.93 - $10.31         2,777,760       8.3 Years         $   9.38      406,335   $   9.41
$10.50 - $15.17         3,850,932       8.2 Years         $  12.04      838,482   $  11.88
$15.97 - $22.92         1,566,900       9.2 Years         $  17.17      221,700   $  19.27
                       ----------                                      --------
    Total              11,428,653       7.8 Years         $   9.67    3,643,734   $   6.84
==========================================================================================

Compensation cost recognized by the Company under APB 25 was $0, $11, and $35 for 2002, 2001 and 2000, respectively.

Had compensation cost for the Company's stock-based compensation plans, as well as the IMS Health options held by certain executive officers (See Note 9 to the Consolidated Financial Statements), been determined based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                   December 31,
                                           ------------------------------
                                             2002       2001       2000
=========================================================================
Net income, as reported                    $ 34,562   $ 22,160   $ 17,683
Deduct Total stock-based compensation
  expense determined under the fair
  value method for all awards, net of
  related tax benefits                       11,562      7,127      4,868
Pro forma net income                       $ 23,000   $ 15,033   $ 12,815
Earnings per share:
Net income, as reported-basic              $   0.58   $   0.39   $   0.32
Pro forma-basic                            $   0.39   $   0.26   $   0.23
Net income, as reported-diluted            $   0.54   $   0.36   $   0.29
Pro forma-diluted                          $   0.36   $   0.25   $   0.21
=========================================================================

The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

For purposes of pro forma disclosures only, the fair value for all Company options was estimated at the date of grant using the Black-Scholes option model with the following weighted average assumptions in 2002: risk-free interest rate of 2.71%, expected dividend yield of 0.0%, expected volatility of 65% and weighted average expected life of 2.9 years. 2001 assumptions; risk-free interest rate of 4.3%, expected dividend yield of 0.0%, expected volatility of 78% and weighted average expected life of 3.0 years. 2000 assumptions; risk-free interest rate of 6.1%, expected dividend yield of 0.0%, expected volatility of 75% and expected life of 3.9 years. The weighted-average fair value of the Company's options granted during 2002, 2001 and 2000 was $6.68, $5.56, and $7.24, respectively.

9. RELATED PARTY TRANSACTIONS AND TRANSACTIONS WITH AFFILIATES

REVENUES. The Company and IMS Health have entered into Master Services Agreements pursuant to which the Company provides certain IT services to IMS Health. The Company recognized related party revenues from IMS Health totaling $20,429 and $18,809 in 2002 and 2001, respectively. In 2000, the Company recognized related party revenues totaling $14,273, including revenues from IMS Health and Strategic Technologies, a then affiliated subsidiary, (through August 30, 2000).

AFFILIATED AGREEMENTS. In 1997, the Company entered into various agreements with Cognizant Corporation, which were assigned to IMS Health as part of the 1998 Reorganization. The agreements included an Intercompany Services Agreement for services provided by IMS Health such as payroll and payables processing, tax, real estate and risk management services, a License Agreement to use the "Cognizant" trade name and an Intercompany Agreement. On July 1, 1998, IMS Health transferred all of its rights to the "Cognizant" name and related trade and service marks to the Company.

SERVICES. In 2002 and 2001, IMS Health provided the Company with certain administrative services, including payroll and payables processing and permitted the Company to participate in IMS Health's business insurance plans. In prior periods, IMS Health provided certain other services such as tax planning and compliance, which have now been transitioned to the Company. All services were performed under the CTS/IMS Health intercompany services agreement. Total costs charged to the Company by IMS Health in connection with these services were $656, $440 and $254 for the years ended December 31, 2002, 2001 and 2000, respectively.

In December 2001, the Company paid IMS Health a one-time fee of approximately $825 under an alliance agreement in which the Company was named "vendor of choice" for IT services to the pharmaceutical industry.

In addition, the Company has a certain relationship with the former Erisco Managed Care Technologies ("Erisco"), which is now a wholly owned subsidiary of The Trizetto Group, Inc. ("Trizetto"). As of December 31, 2002, IMS Health owned approximately 26.4% of the outstanding common stock of Trizetto. During 2002 and 2001, the Company recorded revenues from Erisco of approximately $2,577 and $401, respectively and payments to Erisco for commissions and marketing fees of approximately $697 and $1,012, respectively.

PENSION PLANS. Certain U.S. employees of the Company participated in IMS Health's defined benefit pension plans. The plans are cash balance pension plans under which six percent of creditable compensation plus interest is credited to the employee's retirement account on a monthly basis. The cash balance earns monthly investment credits based on the 30-year Treasury bond yield. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. The Company's cost for these plans is included in the allocation of expense from IMS Health for employee benefits plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

STOCK OPTIONS. In November 1996, in consideration for services to the Company, Cognizant Corporation granted an executive officer and director of the Company options to purchase an aggregate of 114,900 shares (on a pre-split basis) of the common stock of Cognizant Corporation at an exercise price of $33.38 per share. Such executive officer and director agreed to forfeit options to purchase 58,334 shares (on a pre-split basis) of Cognizant Corporation common stock upon the consummation of the Company's initial public offering. In July 1998, IMS Health granted an executive officer options to purchase an aggregate of 8,158 shares (on a pre-split basis) of the common stock of IMS Health at an exercise price of $30.17 per share. All remaining such options have since been converted into options to purchase the common stock of IMS Health as a result of the Reorganization that occurred on July 1, 1998, the two-for-one split of IMS Health stock that occurred on January 15, 1999, the distribution of Gartner Group shares that occurred on July 26, 1999 and the distribution of Synavant Inc. (formerly known as Strategic Technologies) shares that occurred on August 30, 2000. At December 31, 2002 after adjusting for the Reorganization, the split of IMS Health's stock and the distribution of Gartner Group and Synavant Inc. shares, such officer had 172,297 options in IMS Health outstanding at a weighted average exercise price of $15.96 per share. At December 31, 2002, 172,297 options were exercisable.

In November 1996, Cognizant Corporation granted an executive officer options to purchase an aggregate of 60,000 shares (on a pre-split basis) of the common stock of Cognizant Corporation at an exercise price of $33.38 per share. In addition, in November 1996, such executive officer was granted options to purchase an aggregate of 20,000 shares (on a pre-split basis) of the common stock of Cognizant Corporation at an exercise price of $33.38 per share, which was equal to the fair market value at the grant date, by paying ten percent of the option exercise price as an advance payment toward such exercise. The unvested portion of such advance payment is refundable under certain conditions. The remaining 90 percent is payable at exercise. In July 1998, IMS Health granted an executive officer options to purchase an aggregate of 9,106 shares (on a pre-split basis) of the common stock of IMS Health at an exercise price of $30.17 per share. All remaining such options have since been converted into options to purchase the common stock of IMS Health as a result of the Reorganization, the two-for-one split of IMS Health stock, the distribution of Gartner Group and Synavant Inc. shares discussed above. At December 31, 2002, after adjusting for the Reorganization, the split of IMS Health's stock and the distribution of Gartner Group and Synavant Inc. shares, such officer had 127,379 options in IMS Health outstanding at a weighted average exercise price of $15.96 per share. At December 31, 2002, 127,379 options were exercisable.

10. COMMITMENTS

As of December 31, 2002, the Company has entered into fixed capital commitments related to its India development center expansion program of approximately $28.8 million, of which $19.2 million has been spent as of December 31, 2002.

The Company leases office space and equipment under operating leases, which expire at various dates through the year 2011. Certain leases contain renewal provisions and generally require the Company to pay utilities, insurance, taxes, and other operating expenses. Future minimum rental payments under operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2002 are as follows:

2003                                       $  5,799
2004                                          3,829
2005                                          2,229
2006                                          1,755
2007                                          1,252
Thereafter                                    2,090
---------------------------------------------------
Total minimum lease payments               $ 16,954
===================================================

Rental expense totaled $5,201, $3,175 and $3,472 for years ended December 31, 2002, 2001 and 2000, respectively.

11. CONTINGENCIES

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such claims and legal actions, if decided adversely, is not expected to have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, many of the Company's engagements involve projects that are critical to the operations of its customers' business and provide benefits that are difficult to quantify. Any failure in a customer's computer system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes, or omissions in rendering its software development and maintenance services, there can be no assurance that the limitations of liability set forth in its contracts will be enforceable in all instances or will otherwise protect the Company from liability for damages. Although the Company has general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, would have a material adverse effect on the Company's business, results of operations and financial condition.

12. SEGMENT INFORMATION

The Company, operating globally, provides software services for medium and large businesses. North American operations consist primarily of software services in the United States and Canada. European operations consist of software services principally in the United Kingdom and Ireland. Asian operations consist of software services principally in India. The Company is managed on a geographic basis. Accordingly, regional sales managers, sales

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

managers, account managers, project teams and facilities are segmented geographically and decisions by the Company's chief operating decision maker regarding the allocation of assets and assessment of performance are based on such geographic segmentation.

In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Information about the Company's operations and total assets in North America, Europe and Asia for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                    December 31,
                                           ------------------------------
                                             2002       2001       2000
=========================================================================
REVENUES(1)(1a)
North America(2)                           $199,605   $151,933   $114,932
Europe(3)                                    27,886     24,221     20,959
Asia                                          1,595      1,624      1,140
                                           ------------------------------
Consolidated                               $229,086   $177,778   $137,031
                                           ==============================

OPERATING INCOME(1)
North America(2)                           $ 39,380   $ 30,435   $ 21,918
Europe(3)                                     5,503      4,860      3,994
Asia                                            315        325        216
                                           ------------------------------
Consolidated                               $ 45,198   $ 35,620   $ 26,128
                                           ==============================

IDENTIFIABLE ASSETS
North America(2)                           $133,417   $ 88,328   $ 71,464
Europe(4)                                    12,972      5,322      7,293
Asia                                         85,083     51,333     30,783
                                           ------------------------------
Consolidated                               $231,473   $144,983   $109,540
                                           ==============================

(1) Revenues and resulting operating income are attributed to regions based upon customer location.

(1a) Application development and integration services represented approximately 46.1%, 42.9% and 42.7% of revenues in 2000, 2001 and 2002, respectively.
Application maintenance services accounted for 47.0%, 51.8% and 57.3% of revenues in 2000, 2001, and 2002, respectively.

(2) Substantially all relates to operations in the United States.

(3) Includes revenue from operations in the United Kingdom of $13,718, $19,895 and $25,785 in 2000, 2001 and 2002, respectively.

(4) Includes identifiable assets in the United Kingdom of $3,325, $5,269 and $9,610 in 2001, 2001 and 2002, respectively.

No third party customer accounted for sales in excess of 10% of revenues in 2002, 2001 and 2000. For statement of operations purposes, revenues from related parties only include revenues recognized during the period in which the related party was affiliated with the Company.

13. SUBSEQUENT EVENT - IMS HEALTH EXCHANGE OFFER

On February 13, 2003, IMS Health completed its plan to distribute all of the Cognizant Class B common stock that IMS Health owned in an exchange offer. There is no impact on the number of Cognizant's total shares outstanding as a result of the completion of the exchange offer. As of February 21, 2003, pursuant to the Company's Restated Certificate of Incorporation, all 33,872,700 shares of Class B common stock converted into shares of Class A common stock. Accordingly, as of such date, there are no shares of Class B common stock outstanding. The conversion of Class B common stock to Class A common stock has not been reflected in the accompanying financial statements and all applicable references to the number of outstanding Class A and Class B common stock, as well as IMS Health's ownership interest have not been restated to reflect the conversion of Class B common stock to Class A common stock. Stockholders' equity accounts will subsequently be restated to reflect the exchange offer.

In connection with the exchange offer, IMS Health, as the Company's then majority shareholder, approved amendments to Cognizant's certificate of incorporation that became effective following consummation of the exchange offer. The material terms of these amendments:

- provide for a classified board of directors;

- set the number of Cognizant's directors; and

- provide for supermajority approval requirements for actions to amend, alter, change, add to or repeal specified provisions of Cognizant's certificate of incorporation and any provision of the by-laws.

In connection with the exchange offer, Cognizant's Board of Directors also approved amendments to Cognizant's by-laws, which became effective following completion of the exchange offer. The material terms of these amendments made to Cognizant's by-laws affect nominations of persons for election to the Board of Directors and proposals of business at annual or special meeting of stockholders. Cognizant's Board of Directors also adopted a stockholders rights plan providing certain rights to stockholders under certain circumstances.

Additionally, the Company amended existing agreements with IMS Health which included:

- an amended and restated Intercompany Services Agreement, which provides for the continued provision of payroll, payables processing and certain other administrative services for a term of up to one year; and

- a Master Services Agreements pursuant to which the Company continues to provides IT services to IMS Health on terms that are comparable to unrelated third parties;

The Company also entered into a Distribution Agreement, dated January 7, 2003, with IMS Health (the "Distribution Agreement"), the terms of which were approved by a special committee of the Board of Directors of the Company, which was comprised of the Company's independent directors. The Distribution Agreement sets forth certain rights and obligations of IMS Health and the Company in respect of the exchange offer in addition to those provided in the Intercompany Services Agreement. The material terms of the Distribution Agreement include:

- the resignation of David M. Thomas and Nancy E. Cooper from any boards of directors of the Company's subsidiaries on which they served;

- indemnification provisions in respect of the respective disclosure in the exchange offer documents, the conduct of the exchange offer and any failure to perform the Distribution Agreement;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

- the agreement of the Company to undertake to be jointly and severally liable to certain of IMS Health's prior affiliates for liabilities arising out of or in connection with IMS Health's business and the businesses of the Company and other successors to the businesses of Cognizant Corporation in accordance with the terms of the Distribution Agreement dated as of October 28, 1996, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc., The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelly Corporation and ACNielsen Corporation and related agreements. However, subject to the general allocation of liabilities arising from the respective businesses of IMS Health and the Company, IMS Health has agreed to indemnify and reimburse the Company for liabilities incurred with respect to these undertakings;

- the continuation of certain commercial relationships between the companies for a period of at least three years; and

- provisions governing the administration of certain insurance programs and procedures for making claims.

The Distribution Agreement also provides that IMS Health and the Company will comply with, and not take any action during the relevant time period that is inconsistent with, the representations made to and relied upon by McDermott, Will & Emery in connection with rendering its opinion regarding the U.S. federal income tax consequences of the exchange offer. In addition, pursuant to the Distribution Agreement, the Company indemnifies IMS Health for any tax liability to which they may be subject as a result of the exchange offer but only to the extent that such tax liability resulted solely from a breach in the representations the Company made to and were relied upon by McDermott, Will & Emery in connection with rendering its opinion regarding the U.S. federal income tax consequences of the exchange offer. This indemnification liability could be material to the Company's quarterly and annual operating results, financial position and cash flows.

14. SUBSEQUENT EVENT - STOCK SPLIT

On March 5, 2003, the Board of Directors declared a 3-for-1 stock split effected by a 200% stock dividend payable on April 1, 2003 to stockholders of record on March 19, 2003. The stock split has been reflected in the accompanying financial statements, and all applicable references as to the number of outstanding common shares and per share information have been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to stock options. Stockholders' equity accounts have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued common shares from the additional paid in capital account to the common stock accounts.

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            Three Months Ended
                     ------------------------------------------------------------------
      2002           March 31         June 30    Sept. 30     Dec.31         Full Year
=======================================================================================
Operating Revenue    $ 46,484       $   54,358   $ 61,233   $   67,011       $229,086
Gross Profit         $ 22,295       $   25,010   $ 28,263   $   30,817       $106,385
Income from
  Operations         $  9,146       $   10,702   $ 12,108   $   13,242       $ 45,198
Net Income           $  7,109       $    8,647   $  9,667   $    9,139(1)    $ 34,562(1)
Earnings Per Share
  of Common Stock
  Basic              $   0.12       $     0.15   $   0.16   $     0.15       $   0.58
  Diluted            $   0.12       $     0.14   $   0.15   $     0.14       $   0.54(2)
---------------------------------------------------------------------------------------

                                            Three Months Ended
                     ------------------------------------------------------------------
2001                   March 31       June 30    Sept. 30     Dec. 31        Full Year
=======================================================================================
Operating Revenue    $     43,404   $   45,411   $ 45,502   $   43,461       $177,778
Gross Profit         $     21,035   $   22,030   $ 22,393   $   21,472       $ 86,930
Income from
  Operations         $      8,389   $    8,874   $  9,323   $    9,034       $ 35,620
Net Income           $      5,565   $    5,847   $  6,108   $    4,640       $ 22,160
Earnings Per Share
  of Common Stock
  Basic              $       0.10   $     0.10   $   0.11   $     0.08       $   0.39
  Diluted            $       0.09   $     0.10   $   0.10   $     0.08       $   0.36(2)
---------------------------------------------------------------------------------------

(1) Includes split-off costs of $1,700, net of tax.

(2) The sum of the quarterly earnings per share does not equal full year earnings per share due to rounding.

2 0 0 2  C O G N I Z A N T  F I N A N C I A L  R E V I E W

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated historical financial data of the Company as of the dates and for the periods indicated. The selected consolidated financial data set forth below for the Company as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 has been derived from the audited financial statements included elsewhere herein. The selected consolidated financial data set forth below for the Company as of December 31, 1998, 1999 and 2000 and for each of the years ended December 31, 1998 and 1999 are derived from the audited financial statements not included elsewhere herein. The selected consolidated financial information for 2000, 2001 and 2002 should be read in conjunction with the Consolidated Financial Statements and the Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this Annual Report.

                                                                                     Year Ended December 31,
                                                                   ---------------------------------------------------------------
(in thousands, except per share data)                                 1998         1999         2000         2001         2002
==================================================================================================================================
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues                                                           $   45,031   $   74,084   $  122,758   $  158,969   $  208,657
Revenues - related party                                               13,575       14,820       14,273       18,809       20,429
                                                                   --------------------------------------------------------------
   Total revenues                                                      58,606       88,904      137,031      177,778      229,086
Cost of revenues                                                       31,919       46,161       70,437       90,848      122,701
                                                                   --------------------------------------------------------------
Gross profit                                                           26,687       42,743       66,594       86,930      106,385
Selling, general and administrative expenses                           15,547       23,061       35,959       44,942       53,345
Depreciation and amortization expense                                   2,222        3,037        4,507        6,368        7,842
                                                                   --------------------------------------------------------------
Income from operations                                                  8,918       16,645       26,128       35,620       45,198

Other income (expense):
   Interest income                                                        638        1,263        2,649        2,501        1,808
   Split-off costs                                                          -            -            -            -       (1,680)
   Impairment loss on investment                                            -            -            -       (1,955)           -
   Other income (expense) - net                                            83           37         (530)        (767)        (235)
                                                                   --------------------------------------------------------------
   Total other income (expense)                                           721        1,300        2,119         (221)        (107)
                                                                   --------------------------------------------------------------

Income before provision for income taxes                                9,639       17,945       28,247       35,399       45,091
Provision for income taxes                                             (3,606)      (6,711)     (10,564)     (13,239)     (10,529)
Net income                                                         $    6,033   $   11,234   $   17,683   $   22,160   $   34,562
                                                                   ==============================================================
Net income per share, basic                                        $     0.13   $     0.20   $     0.32   $     0.39   $     0.58
                                                                   ==============================================================
Net income per share, diluted                                      $     0.12   $     0.19   $     0.29   $     0.36   $     0.54
                                                                   ==============================================================
Weighted average number of common shares outstanding                   47,658       55,026       55,695       57,051       59,241
                                                                   ==============================================================
Weighted average number of common shares
 and stock options outstanding                                         49,614       58,248       60,768       61,113       63,693
                                                                   ==============================================================

CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA:

Cash and cash equivalents                                          $   28,418   $   42,641   $   61,976   $   84,977   $  126,211
Working capital                                                        29,416       43,507       61,501       95,637      134,347
Total assets                                                           51,679       69,026      109,540      144,983      231,473
Due to related party                                                        9            -            8            -            -
Stockholders' equity                                                   32,616       45,461       66,116       98,792      165,481
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